UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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THE KROGER CO.

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Dear Fellow Shareholders,

I am incredibly inspired by what Kroger and our associates accomplished in 2023. During a time of ongoing economic uncertainty, our associates delivered more value and more access to fresh food for millions of people across America. When our customers needed us most, we are there with the affordable meals their families want and love.

After four decades in the retail industry, I can confidently say few things remain constant. My colleagues often hear me remark that a few of those things are people’s need to eat, our commitment to serving our customers and retail’s ever-evolving nature.

I have taken a lot of time to reflect this past year. And on the heels of a global pandemic and the challenged operating environment that followed, it’s increasingly clear I need to add Kroger’s character as a company to that list of constants.

Kroger’s fundamental business model – to lower prices and make more fresh food accessible to more families – has not changed. Our commitment to creating a best-in-class working environment for our associates and investing in their long-term success has not changed. Our deep ties with local communities that inspire us to think differently about how to feed every family in need has not changed.

For more than 140 years, Kroger has been there for our customers, our associates and our communities – and when each of these stakeholders is served well, our shareholders also benefit. We continue to demonstrate that we have the right operating model, the curiosity to adapt to a changing environment and the fortitude to solve difficult problems.

Kroger’s foundation is stable and strong, and we are well-positioned to continue growing, bringing value to customers, creating exciting career opportunities for associates, providing much-needed food for our communities and rewarding our shareholders for many years to come.

Being a leader in the retail industry, offering affordable groceries to more customers, industry-leading benefits to more associates and life-changing investments to more communities isn’t easy. I firmly believe Kroger, supported by our amazing associates, can – and will – do it.

2023 in Review

Customers experienced continued economic uncertainty throughout last year. Facing a combination of reducing SNAP benefits, increasing interest rates and decreasing savings, we made the right choices to help families stretch their dollars. We believe everyone deserves access to fresh, healthy food, with zero compromise on convenience and selection, no matter where they live and what their budget is.

As our results demonstrate, our Leading with Fresh, Accelerating with Digital strategy and focus areas of Fresh, Our Brands, Personalization and Seamless provides us the flexibility we need to operate in a challenged business environment while serving our customers and associates.

During the year, we:

●	Achieved positive identical sales growth of 0.9% without fuel, and an underlying identical sales growth excluding the effects of the Express Scripts termination, and without fuel, of 2.3%;

●	Delivered $5 billion of adjusted FIFO operating profit;

●	Grew digital business to $12 billion in annual sales; and

●	Increased average hourly wages to nearly $19 or nearly $25 with comprehensive benefits, which is a 33% increase in rate in the last five years.

And we continue to deliver for our shareholders. On a three-year basis, Kroger’s adjusted net earnings per diluted share has grown at a compounded annual growth rate of 9.5%, which supported a total shareholder return of 42.5% during the same period. In comparison, the S&P 500 TSR was 39.9% over the same three-year period.

I’d like to share more about how we improved across our business in 2023 and the ways we will continue to grow in the future.

Leading with Fresh

Fresh products remain at the center of our customers’ plates. Whether shoppers are making a nutritious salad filled with seasonal ingredients, flipping homemade burgers at a backyard cookout or indulging in our signature Murray’s Cheese with a glass of wine, fresh food makes every meal better. And we are fulfilling our commitment to bring the freshest items to our customers, no matter how they shop.

With more than 2,100 End-to-End Fresh-certified stores, our customers’ produce has more days of freshness in their homes. This means shoppers can enjoy produce at its peak for longer, which leads to less food waste and healthier meals. The stores that implemented End-to-End Fresh increased sales in the produce department and across the entire store. We are delivering on our commitment to provide fresher foods, and our customers are noticing and rewarding us with their loyalty.

Beyond our produce aisles, we have a renewed focus on fresh flavors and convenient meals. Our customers are more curious about food than ever before, which makes our work a lot more fun. In 2023, Kroger launched Mercado, a new Hispanic-inspired brand, under the Our Brands product roster. Boasting more than 50 products, this line is the perfect example of our innovative teams bringing exciting flavors to our customers at an approachable price point.

Our Brands will launch more than 800 new products in 2024, providing more opportunities for customers to explore our outstanding portfolio of beloved brands.

With busy schedules pushing families to do more with less time, customers are demanding more convenience meals. Whether it’s a quick dinner for the whole family after school or a couple looking to substitute overpriced takeout with a simple alternative, Kroger is finding more ways to capture our fair share of convenience meals typically dominated by restaurants.

And we cannot conclude a conversation about fresh without noting the growth and opportunity Kroger Health offers to improve our customers’ lives. Every day, we see customers struggling with diseases that could be prevented or slowed by minor changes in their diets. By encouraging customers and patients to embrace a Food as Medicine mindset, thinking differently about the food they eat, we hope to realize our goal to help everyone live healthy and thriving lives.

Accelerating with Digital

Customers continue to shop with Kroger across all our channels – from in-store and Pickup to Delivery. We provide our customers the products they want, wherever they want them. We find that when our customers can shop with us in a way that fits their schedule, they spend more of their total food budget with Kroger and are more satisfied with our products.

Kroger will continue to invest in our digital experience because it is an important part of our plan to continue growing. In fact, we expect another year of double-digit sales growth in our digital business. We are particularly focused on our Kroger Delivery network where we continue to do the hard work to enhance the customer experience and improve operating margins to close the gap with traditional brick-and-mortar stores.

As our digital business grows, we are also investing in stores. In 2024, we will build more new stores and kick off more renovation projects than we have in the last five years. We believe our combination of brick-and-mortar stores and fulfillment centers is the best way to bring more fresh food to more of America.

Whether customers shop in our stores or digitally, they are saving more through our personalized shopping experience. We know our customers better than anyone. We understand their shopping patterns, know which products their families love and can even predict new items they may enjoy. Our personalized promotions mean the right customer is served the right offer at the right time. Last year alone, this work led to an 18% increase in digitally engaged households.

The more our customers use our digital products, the more impactful our alternative profit streams can be. Our customers benefit by stretching their budgets further, and CPGs benefit by confidently sharing their products with interested shoppers. This model is succeeding, and it will fuel our growth well into the future.

Investing in Our Associates

Kroger’s associates are the heartbeat of our stores, our distribution and fulfillment centers, manufacturing plants and our offices. They serve our customers by making memorable moments even more special with the right meal, bottle of wine or bouquet of flowers. They serve each other by creating technology solutions that embrace simplification and ensure their fellow associates have zero compromise in their work experience. They serve our communities by sharing surplus food with food banks that feed families in need every day. I am so inspired by and appreciative of each and every associate who creates a full, fresh and friendly experience, for every customer, every day.

Kroger is a place where associates can start their career, grow skills that will serve them for a lifetime or embrace a new beginning; and we are proud to be one of the largest unionized workforces in America. Many of our store managers join Kroger as hourly associates. We continue to invest in our associates’ wages and comprehensive benefits. Today, Kroger’s average hourly rate is nearly $19 or nearly $25 with comprehensive benefits. This represents a 33% increase in rate in the last five years.

Alongside historic investments in wages and benefits, we uplift our associates as whole people. We are committed to growing tomorrow’s leaders through industry-leading programs, including our education benefit, which offers associates up to $21,000 toward furthering their education. To date, this program supported the continuing education of almost 7,000 associates, 94% of whom are hourly. We provide affordable, accessible healthcare as well as free financial coaching for all associates. Our leaders listen deeply to their teams as we continue working towards our goal of being an employer of choice.

Investing in Our Communities

As a founding member of Feeding America, Kroger is committed to ensuring every family has access to the fresh food they need to thrive. In 2017, we launched our Zero Hunger | Zero Waste impact plan, with the bold vision of communities free from hunger and a company with no waste. While we have a long way to go on this journey, I am incredibly proud of the progress our associates have made.

In 2023, we achieved three billion meals donated to families across the U.S. – nearly two years ahead of our expectations for this milestone. And last year, we increased our commitment to donate 10 billion meals by 2030, following our merger with Albertsons Cos. Our surplus food program is one of the ways we are able to fuel this achievement. Once again, our stores achieved 100% participation, donating surplus food to community food banks across the country. Full participation in any program is a challenging milestone to achieve. And these are the kinds of results we look forward to continuing as our operations teams find more ways they can amplify our Zero Hunger | Zero Waste work.

Any important work will be difficult and take a long time to achieve. I am excited to see the progress our teams are making, the relationships we are building and the change it will create for our people and the planet.

Update on our proposed merger with Albertsons Companies

As I shared in our fourth quarter earnings – Kroger has a clear track record on mergers, bringing lower prices, more associate investment, improved customer experiences and deeper community connections. A company’s character is reflected in the actions it takes when no one is looking, and Kroger has consistently demonstrated it follows through on its commitments.

Our proposed merger with Albertsons Cos. will secure the future of good-paying union jobs. We added more than 100,000 union jobs the last 12 years – while the grocery industry as a whole lost hundreds of thousands of union jobs. We are making historic investments to continuously improve our associates’ wages and comprehensive benefits.

The retail industry is more competitive than ever – customers can choose to purchase groceries and eat meals from the likes of Kroger, Walmart, Amazon (including Whole Foods), Costco, Aldi, dollar stores and restaurants. The competitive alternatives are endless. Even after our merger closes, we will still have to earn our customers’ business every meal, every day.

Later this summer, we look forward to defending our proposed merger in litigation because we know it will result in the best outcomes for America’s families: lower prices, more choices, and a more secure future for unions.

Looking to the Future

Building on 2023, I look forward to everything we will accomplish together this year.

We are relentlessly focused on helping our customers find food inspiration. From home cooks on social media to world-renowned chefs in restaurants across the globe, our teams are capturing trends to create irresistible products that tempt the pickiest eaters, fit our customers’ varying budget needs and make their busy lives a little bit easier. All with zero compromise on affordability, selection and convenience. Through this work, we are bringing our vision – that when customers Think Food, they Think Kroger – to life.

We can’t accomplish this bold vision without our amazing associates. We appreciate and respect our associates, and we invest in their success because we hope each one of them comes to us for a job and discovers a fulfilling career. That’s why we are making historic investments in wages and benefits, including $2.4 billion in incremental wage investments since 2018. We will continue to invest in our associates as we solidify our place as an employer of choice.

Every day, we are driven by our passion for food and our passion for people. This passion is fueled by Our Purpose – to Feed the Human Spirit. Retail is a challenging industry. We are looking for ways to make our products more affordable, meet our customers where they are and do it better than our competitors. By grounding our work in a desire to make the world a better place, we are inspired to give our best every day.

Our Purpose is best seen in our Zero Hunger | Zero Waste impact plan. In the U.S., one in seven people go to bed hungry, while America throws away 40% of the food it creates. This is a problem with a solution. We are committed to working with our fellow retailers, our amazing community food banks and the brightest entrepreneurs to find a way to end hunger in America.

I would like to thank our customers, associates and shareholders for your ongoing support for Kroger. I look forward to everything we will do together in the year ahead.

With gratitude,

Rodney McMullen

Chairman & CEO, The Kroger Co.

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 about future performance of Kroger, including with respect to Kroger’s ability to achieve sustainable net earnings growth, strategic capital deployment, strong and attractive total shareholder return, strong free cash flow and ability to increase the dividend, ability to achieve certain operational goals, as well as ESG targets, goals, and commitments outlined in this proxy statement, or elsewhere among other statements. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “accelerate,” “achieve,” “advancing,” “believe,” “change,” “committed,” “create,” “continue,” “delivering,” “evolve,” “expect,” “goal,” ”hope,” “model,” “plan,” “promote,” “strive,” “well-positioned,” “and “will,” as well as similar words or phrases. These statements are subject to known and unknown risks, uncertainties and other important factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements, including the specific risk factors identified in “Risk Factors” in Kroger’s most recent Annual Report on Form 10-K and any subsequent filings with the Securities and Exchange Commission. Kroger assumes no obligation to update the information contained herein, unless required to do so by applicable law.

Zero Hunger | Zero Waste: Associate Fundraising Heroes

The Kroger Co. Zero Hunger | Zero Waste Foundation is a nonprofit public charity designed to help align philanthropy with the company’s Zero Hunger | Zero Waste social and environmental impact plan. We invite customers of the Kroger Family of Companies to join our journey by rounding up their purchase to the nearest dollar at checkout to benefit the Zero Hunger | Zero Waste Foundation.

Cashiers across the country are leading the way in activating donations through Round Up. Dollars raised are directed to nonprofit partners that help end hunger and waste in our communities. These are our 2023 Zero Heroes:

Atlanta Division Rachel Dickens Pam Shepard Maria Decastro	Fred Meyer Division Pat Sears Anatoliy Bondarchuk	Mid-Atlantic Division Dee Dee Hamby

Central Division Ashley Kelly Brenda Gerardot	Fry’s Division Angelica Portillo Chuck McBride Manisha Shah	Nashville Division Linda Whitfield

Cincinnati-Dayton Division Judi Clark	Houston Division Debra Van Matre	Ralphs Division Jackie Flores Mar Berlanga-Cruz Debra Sutton

Columbus Division Colleen Burrows	King Soopers Division Christopher Vellos Robert Burton Mubin Aslamy	Roundy’s Division Sue Pagenkopf Cyle Jewell

Dallas Division Shana Brown Romeka Myles	Louisville Division Lorrie Brosmer Brittany Farmer Tiana Hamilton Stacey Harrison	QFC Division Kurt Mincin Sheree Cunningham Muse

Delta Division Sherbert Ware Laura Sparks Mae Watson	Mariano’s Division Tiffany Gue Ebony Vazquez Loran Henderson Shannon Loria	Smith’s Division Jennifer Jenkins Luana Webb Tammy May

Dillons Division Krista O’Bryant Alejandra Martinez Debbie Jackson	Michigan Division Tracey Regits	Food 4 Less Maria Villalobos Carina Martinez

Food 4 Less Midwest Elisa Jackson Goyce Rates

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Overview of Voting Matters and Board Recommendations

Proposals	Board Recommendation
No. 1 Election of Directors	FOR Each Director Nominee recommended by your Board
No. 2 Advisory Vote to Approve Executive Compensation	FOR
No. 3 Ratification of Independent Auditors	FOR
Nos. 4 – 7 Shareholder Proposals	AGAINST Each Proposal

Corporate Governance Highlights

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity.

✓	5 of 11 director nominees are women.

✓	The chairs of the Audit, Finance, and Public Responsibilities Committees are women.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Environmental, Social, & Governance (ESG) Practices

✓	Long-standing Board Committee dedicated to oversight of topics related to corporate responsibility— Public Responsibilities Committee — formed in 1977.

o	Amended the Committee Charter in 2021 to more specifically reflect the Committee’s focused and prioritized approach to material topics related to sustainability and social impact

✓	Annual ESG report sharing progress on our goals for Kroger’s ESG strategy and Zero Hunger | Zero Waste impact plan, including Food Access & Affordability, Health and Nutrition, Climate Impact, Waste and Circularity, and Responsible Sourcing.

o	The 2023 ESG report represented the 17th year of describing our progress and initiatives regarding sustainability and other matters of corporate responsibility

o	Includes data-focused disclosures informed by frameworks consistent with shareholder expectations:

◾	SASB’s Food Retailers and Distributors Standard

◾	GRI Global Sustainability Reporting Standards

◾	Task Force on Climate-related Financial Disclosures (TCFD) framework

✓	Ongoing engagement with shareholders and other stakeholders to listen and learn from diverse perspectives on a wide range of sustainability and social impact topics.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with independent directors, to better understand shareholders’ perspectives and concerns on a broad array of topics, such as corporate governance and ESG matters.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy in compliance with NYSE listing rules.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Environmental, Social, & Governance (ESG) Strategy

Kroger’s ESG Strategy is called Thriving Together. This strategy reflects the evolution of the Company’s long history of operating responsibly, advancing economic opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

Our objective is to achieve positive and lasting change through a shared-value framework that benefits people and our planet and creates more resilient systems for the future. The centerpiece of Kroger’s strategy is our Zero

Hunger | Zero Waste social and environmental impact plan. Introduced in 2017, Zero Hunger | Zero Waste is an industry-leading platform for collective action and systems change at global, national, and local levels.

Our strategy aims to address material topics of importance to our business and key stakeholders, including our associates, customers, shareholders, and others. Key topics — informed by a structured materiality assessment and engagement with our shareholders and other stakeholders — align to three strategic pillars: People, Planet and Systems. Please see more details here in Kroger’s annual ESG Report: https://www.thekrogerco.com/wp-content/uploads/2023/09/Kroger-Co-2023-ESG-Report_Final.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

Director Nominee Highlights

Name	Age*	Primary Occupation	Independent	Director Since	Standing Committee Membership: A	C&T	CG	F	PR	Other Public Company Boards
Nora A. Aufreiter	64	Director Emeritus of McKinsey & Company	✓	2014				●	Chair	2
Kevin M. Brown	61	Executive Vice President and Chief Supply Chain Officer of Dell Technologies	✓	2021		●			●	
Elaine L. Chao	71	Former U.S. Secretary of Transportation and U.S. Secretary of Labor	✓	2021			●		●	1
Anne Gates	64	Former President of MGA Entertainment, Inc.	✓	2015	$ Chair		●			2
Karen M. Hoguet	67	Former Chief Financial Officer of Macy's, Inc.	✓	2019	$ ●			Chair		
W. Rodney McMullen	63	Chairman of the Board and Chief Executive Officer of The Kroger Co.		2003						1
Clyde R. Moore	70	Former Chairman of First Service Networks	✓	1997		Chair	●			
Ronald L. Sargent †	68	Former Chairman and Chief Executive Officer of Staples, Inc.	✓	2006	$ ●		Chair		●	2
J. Amanda Sourry Knox (Amanda Sourry)	60	Former President of North America for Unilever	✓	2021		●		●		1
Mark S. Sutton	62	Chairman and Chief Executive Officer of International Paper	✓	2017		●		●		1
Ashok Vemuri	56	Former Chief Executive Officer and Director of Conduent Incorporated	✓	2019	$ ●			●		1

A Audit Committee
C&T Compensation & Talent Development Committee
CG Corporate Governance Committee
F Finance Committee
PR Public Responsibilities Committee

● Member
Chair Committee Chair
$ Financial Expert

*Age as of record date
† Lead Director

2024 Director Nominee Snapshot

Diversity and Tenure

Skills and Experience

Key Attributes and Skills of All Kroger Director Nominees

●     Intellectual and analytical skills

●     High integrity and business ethics

●     Strength of character and judgement

●     Ability to devote significant time to Board duties

●     Desire and ability to continually build expertise in emerging areas of strategic focus for our Company

●     Demonstrated focus on promoting equality

●     Business and professional achievements

●     Ability to represent the interests of all shareholders

●     Knowledge of corporate governance matters

●     Understanding of the advisory and proactive oversight responsibility of our Board

●     Comprehension of the responsibility of a public company director and the fiduciary duties owed to shareholders

●     Ability to work cooperatively with other members of the Board

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Rodney McMullen	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 11)
Business Management	•	•	•	•	•	•	•	•	•	•	•	11
Retail	•			•	•	•		•	•			6
Consumer	•	•	•	•	•	•		•	•			8
Financial Expertise	•	•	•	•	•	•	•	•	•	•	•	11
Risk Management		•	•	•	•	•	•	•	•	•	•	10
Operations & Technology	•	•	•	•		•	•	•	•	•	•	10
ESG	•	•	•	•	•	•	•	•	•	•	•	11
Manufacturing		•		•			•			•		4

2023 Compensation Highlights

Executive Compensation Philosophy

Executive Summary

We delivered strong performance in 2023. Kroger achieved strong results in 2023 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth in 2021 and 2022. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2023, we achieved financial performance results of ID sales, without fuel, of 0.9% with underlying ID sales without fuel of 2.3%[1], and adjusted FIFO operating profit, including fuel, of $5.0 billion[2].

Our executive compensation program aligns with long-term shareholder value creation. 92% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.

The annual performance incentive was earned below target. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 24.02% of target, in line with the goals and targets set by the Committee.

The long-term performance incentive payout reflects alignment with performance over fiscal years 2021, 2022, and 2023. Long-term performance unit equity awards granted in 2021 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, adjusted FIFO operating profit growth, free cash flow generation, our commitment to Fresh, and relative Total Shareholder Return were earned at 83.34% of target.

We prioritized investment in our people. We strive to create a culture of opportunity for more than 414,000 associates and take seriously our role as a leading employer in the United States. In 2023, we invested more than ever in our associates by continuing to raise our average hourly wage to nearly $19, or nearly $25, including industry-leading benefits.

In response to our shareholder feedback, we incorporated an ESG metric focused on diversity and inclusion into our individual performance management program, beginning in 2022. Our core values of Diversity, Equity & Inclusion are incorporated into compensation decisions made for

1 ID Sales without fuel would have grown 2.3% in 2023 if not for the reduction in pharmacy sales from the termination of our agreement with Express Scripts effective December 31, 2022.

2 See pages 29-36 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the SEC on April 2, 2024, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

our associates who supervise a team of others, which range from store department leaders through our NEOs. These performance goals are factored into compensation decisions for these leaders, including salary increases and the amount of the annual grant of equity awards.

Summary of Key Compensation Practices

To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

●	Compensation must be designed to retract and retain the individuals to be an executive at Kroger;

●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;

●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of executives and shareholders;

●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy;

●	Compensation plans should provide a direct line of sight to company performance;

●	Compensation programs should be aligned with market practices; and

●	Compensation programs should serve to both motivate and retain talent.

Named Executive Officers (NEOs) for 2023

For the 2023 fiscal year ended February 3, 2024, the NEOs were:

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart W. Aitken	Senior Vice President and Chief Merchant & Marketing Officer
Yael Cosset	Senior Vice President and Chief Information Officer
Timothy A. Massa	Senior Vice President and Chief People Officer

Notice of 2024 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

We are pleased to invite you to join us for Kroger’s 2024 Annual Meeting of Shareholders on June 27, 2024 at 11:00 a.m. eastern time. The 2024 Annual Meeting of Shareholders will once again be a completely virtual meeting conducted via webcast. We believe this is the most effective approach for enabling the highest possible attendance.

You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KR2024.

When:	June 27, 2024, at 11:00 a.m. eastern time.
Where:	Webcast at www.virtualshareholdermeeting.com/KR2024
Items of Business:	1.	To elect 11 director nominees
	2.	To approve our executive compensation, on an advisory basis.
	3.	To ratify the selection of our independent auditor for fiscal year 2024.
	4.	To vote on four shareholder proposals, if properly presented at the meeting.
	5.	To transact other business as may properly come before the meeting.
Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 30, 2024 are entitled to notice of and to vote at the meeting.

How to Vote:	YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN! Please vote your proxy in one of the following ways:
	1.	By the internet, you can vote by the Internet by visiting www.proxyvote.com.
	2.	By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.
	3.	By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.
	4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
	5.	By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2024.

Attending the Meeting:

Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KR2024. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. There is no physical location for the Annual Meeting. You may only attend the Annual Meeting virtually.

Our Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees on the proxy card, “FOR” the management proposals 2 and 3, and “AGAINST” the shareholder proposals 4 through 7.

We appreciate your continued confidence in Kroger, and we look forward to your participation in our virtual meeting.

May 15, 2024 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement

May 15, 2024

We are providing this notice, proxy statement, and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 27, 2024 at 11:00 a.m. eastern time, and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/KR2024. There is no physical location for the 2024 Annual Meeting of Shareholders.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement, and annual report, and the accompanying proxy card are first being sent or given to shareholders on or about May 15, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 27, 2024

The Notice of 2024 Annual Meeting, Proxy Statement and 2023 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity.

✓	5 of 11 director nominees are women.

✓	The chairs of the Audit, Finance, and Public Responsibilities Committees are women.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Environmental, Social, & Governance (ESG) Practices

✓	Long-standing Board Committee dedicated to oversight of topics related to corporate responsibility— Public Responsibilities Committee — formed in 1977.

o	Amended the Committee Charter in 2021 to more specifically reflect the Committee’s focused and prioritized approach to material topics related to sustainability and social impact

✓	Annual ESG report sharing progress on our goals for Kroger’s ESG strategy and Zero Hunger | Zero Waste impact plan, including Food Access & Affordability, Health and Nutrition, Climate Impact, Waste and Circularity, and Responsible Sourcing.

o	The 2023 ESG report represented the 17th year of describing our progress and initiatives regarding sustainability and other matters of corporate responsibility

o	Includes data-focused disclosures informed by frameworks consistent with shareholder expectations:

◾	SASB’s Food Retailers and Distributors Standard

◾	GRI Global Sustainability Reporting Standards

◾	Task Force on Climate-related Financial Disclosures (TCFD) framework

✓	Ongoing engagement with shareholders and other stakeholders to listen and learn from diverse perspectives on a wide range of sustainability and social impact topics.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with independent directors, to better understand shareholders’ perspectives and concerns on a broad array of topics, such as corporate governance and ESG matters.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy in compliance with NYSE listing rules.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Environmental, Social, & Governance (ESG) Strategy

Kroger’s ESG Strategy is called Thriving Together. This strategy reflects the evolution of the Company’s long history of operating responsibly, advancing economic opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

Our objective is to achieve positive and lasting change through a shared-value framework that benefits people and our planet and creates more resilient systems for the future. The centerpiece of Kroger’s strategy is our Zero Hunger | Zero Waste social and environmental impact plan. Introduced in 2017, Zero Hunger | Zero Waste is an industry-leading platform for collective action and systems change at global, national, and local levels.

Our strategy aims to address material topics of importance to our business and key stakeholders, including our associates, customers, shareholders, and others. Key topics — informed by a structured materiality assessment and engagement with our shareholders and other stakeholders — align to three strategic pillars: People, Planet and Systems. Please see more details here in Kroger’s annual ESG Report: https://www.thekrogerco.com/wp-content/uploads/2023/09/Kroger-Co-2023-ESG-Report_Final.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

People – Our Aspiration: Help billions live healthier, more sustainable lifestyles

Living Our Purpose: Food Access, Health, & Nutrition

Kroger’s brand promise, Fresh for Everyone, reflects our belief that everyone should have access to affordable, fresh food. We are committed to food and product safety and to improving food access, food security, and health and nutrition for all through our Zero Hunger | Zero Waste plan. Protecting our associates’ and customers’ health and safety and enhancing our shopping experience are also key focus areas.

●	We serve millions of customers daily with low prices, special promotions and personalized offers to help stretch budgets and make cooking at home more delicious and affordable.

●	We offer customers easy ways to enjoy fresh, nutritious foods and live a healthier lifestyle when shopping with Kroger in stores and online, including through health services offered by our pharmacies, The Little Clinic and our dietitians.

●	Kroger has established processes to manage surplus food safely and efficiently, directing as much as possible to feed people in our communities. Since introducing Zero Hunger | Zero Waste in 2017, associates have rescued nearly 696 million pounds of surplus food to help end hunger in our communities.

●	In the same period, Kroger directed a total of $1.5 billion in charitable giving for hunger relief in our communities.

●	With food and funds combined, Kroger directed 3.2 billion meals to our communities since 2017. We achieved our goal to donate 3 billion meals by 2025 nearly two years ahead of schedule.

Living Our Values: Diversity & Inclusion

We offer access to employment, benefits, and more, providing good jobs with opportunities for advancement for individuals ages 15 to 95 with a wide range of experience, skills, and career aspirations. Many associates come to us for a part-time job and discover a fulfilling career. We strive to hire people who reflect the communities we serve and create a respectful and welcoming work environment where everyone can thrive.

We continue to implement Kroger’s Framework for Action, a plan to accelerate and promote greater change in the workplace and communities we serve. As part of this plan, we:

●	Disclose the company’s EEO-1 report.

●	Include diverse candidates in every external executive officer and Board director search.

●	Build an inclusive culture through our hiring, development and advancement processes. We maintain recruiting relationships with a wide range of organizations, including diversity networks, historically Black colleges and universities, Hispanic-serving institutions, military organizations, neurodiverse groups, and others.

●	Engage and support diverse-owned national and local suppliers.

●	Advance inclusion at national and local levels with strategic charitable giving and community-based initiatives, including $7.6 million in grants from The Kroger Co. Foundation’s Racial Equity Fund.

Planet — Our Aspiration: Protect and restore natural resources for a brighter future

Climate Impact

Kroger is committed to reducing the impact of our business on the climate and assessing the potential future risk of a changing climate to our business operations. We support the transition to a lower-carbon economy by investing in energy efficiency and renewable energy and by reducing greenhouse gas (GHG) emissions and food waste.

●	Kroger’s current commitment is to reduce Scope 1 and 2 GHG emissions by 30% by 2030 using a 2018 baseline. We are in the process of reviewing this GHG reduction target against the requirements of the Science Based Targets initiative.

●	Reducing food waste is another way Kroger reduces climate impacts. In 2022, we continued to reduce retail food waste generated, achieving a cumulative reduction of 26.2% vs. 2017. In 2023, we introduced a new retail food waste recycling solution to accelerate progress toward our goal of achieving 95%+ food waste diversion from landfill.

Resource Conservation

As a responsible business, we conserve natural resources to help safeguard people and our planet. Our current goal is to divert 90% or more of waste from landfills company-wide and to identify alternative methods of waste management.

●	We have a comprehensive set of sustainable packaging goals that include seeking to achieve 100% recyclable, reusable, or compostable packaging for Our Brands products by 2030. In 2022, we completed an Our Brands packaging footprint and baseline, which we are using to develop our roadmap to 2030.

●	Kroger continues to work with TerraCycle to offer a first-of-its-kind recycling program for flexible plastic packaging across the Our Brands portfolio. Kroger customers can collect flexible snack and chip bags, pouches, pet food packaging, and more — items typically not eligible for curbside recycling — for easy and free mail-in recycling.

●	To protect biodiversity and advance more sustainable agriculture, Kroger set a new nature-based goal to require all fresh produce suppliers to use Integrated Pest Management practices by the end of 2028 or 2030, based on the grower’s size.

Systems — Our Aspiration: Build more responsible and inclusive global systems

Business Integration

Kroger is committed to strong corporate and ESG governance. Business and functional leaders are engaged in our sustainability and social impact strategy and accountable for results. Operationalizing this strategy is a journey; however, we believe our centralized structure, vertical integration and commitment to responsible sourcing enables our progress.

●	We are committed to Board refreshment and diversity, with five of 11 directors being women, including the chairs of the Audit, Finance, and Public Responsibilities Committees.

●	The Public Responsibilities Committee meets three times a year to discuss progress related to the Company’s ESG strategy and key topics. In 2023, areas of focused engagement included Kroger’s climate- and nature-related goals and approach to responsible sourcing.

●	A core sustainability and social impact team leads internal cross-functional working groups focused on policy, issues management and strategy implementation for key topics, including food and product access and affordability, climate impacts, sustainable packaging, and supply chain accountability.

Responsible & Resilient Systems

Kroger is part of – and dependent on – an interconnected global food system and consumer goods supply chain. A renewed focus on these natural systems and the policies and practices governing them will help protect our planet and workers whose livelihoods depend on a resilient and responsible supply chain.

●	Kroger continues to evolve our human rights due diligence framework and social compliance program to ensure suppliers uphold the Kroger Vendor Code of Conduct. In 2023, Kroger published reports from two human rights impact assessments in different sectors of our global supply chain and began onboarding suppliers to the Ethical Charter Implementation Plan to respect human rights for farmworkers in U.S. produce and floral supply chains.

●	We offer a wide assortment of Fair Trade Certified products in the Our Brands assortment to support communities around the world.

●	Our long-standing commitment to seafood sustainability includes partnerships and programs aimed at improving marine ecosystems through conservation and fishery improvement practices.

●	Kroger’s No-Deforestation Commitment for Our Brands aims to address deforestation impacts in higher- risk supply chains, including palm oil, pulp and paper, soy, and beef.

●	We continue to transition our approach to animal welfare to reflect the Five Domains of Animal Welfare, an internationally respected framework that emphasizes current animal science and welfare outcome-based standards.

Proposals to Shareholders

Item No. 1 – Election of Directors

You are being asked to elect 11 director nominees for a one-year term. The Committee memberships stated below are those in effect as of the date of this proxy statement.

FOR	The Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees.

As of the date of this proxy statement, Kroger’s Board of Directors consists of 11 members. Each nominee, if elected at the 2024 Annual Meeting, will serve until the annual meeting in 2025 or until his or her successor has been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. Each of our director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by Kroger’s shareholders.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The chart below shows the skills and experience that we consider important for our directors in light of our current business, strategy, and structure. In addition, all of our Director Nominees demonstrate the following qualities:

Key Attributes and Skills of All Kroger Director Nominees

●	Intellectual and analytical skills
●	High integrity and business ethics

●	Strength of character and judgement

●	Ability to devote significant time to Board duties

●	Desire and ability to continually build expertise in emerging areas of strategic focus for our Company

●	Demonstrated focus on promoting equality
●	Business and professional achievements
●	Ability to represent the interests of all shareholders

●	Knowledge of corporate governance matters

●	Understanding of the advisory and proactive oversight responsibility of our Board

●	Comprehension of the responsibility of a public company director and the fiduciary duties owed to shareholders

●	Ability to work cooperatively with other members of the Board

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Rodney McMullen	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 11)
Business Management	•	•	•	•	•	•	•	•	•	•	•	11
Retail	•			•	•	•		•	•			6
Consumer	•	•	•	•	•	•		•	•			8
Financial Expertise	•	•	•	•	•	•	•	•	•	•	•	11
Risk Management		•	•	•	•	•	•	•	•	•	•	10
Operations & Technology	•	•	•	•		•	•	•	•	•	•	10
ESG	•	•	•	•	•	•	•	•	•	•	•	11
Manufacturing		•		•			•			•		4

Board Nominees for Directors for Terms of Office Continuing until 2024

Nora A. Aufreiter

Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia and is chair of the Board of Directors of MYT Netherlands Parent B.V., the parent company of MyTheresa.com, an e- commerce retailer. She is also on the board of a privately held company, Cadillac Fairview, a subsidiary of Ontario Teachers Pension Plan, which is one of North America’s largest owners, operators, and developers of commercial real estate. Ms. Aufreiter is chair of the board of St. Michael’s Hospital and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. In addition, during her tenure with McKinsey, the firm advised consulting clients on a variety of matters, including ESG topics and setting and achieving sustainability goals which is of value to the Board and the Public Responsibilities Committee. Ms. Aufreiter has served on our Public Responsibilities Committee for nine years, the last four as chair. In 2021, she led the Board’s review of ESG accountability to clarify committee oversight of ESG topics and led the revision of the Committee’s charter to reflect the Committee’s increasing focus on material environmental sustainability and social impact topics. She also brings to the Board valuable insight on commercial real estate. In her current role as Chair of the Human Capital and Compensation Committee for the Bank of Nova Scotia, Ms. Aufreiter has responsibility for overseeing senior management succession and CEO evaluation and incentive compensation. In her previous role as Chair of the Corporate Governance Committee of The Bank of Nova Scotia, Ms. Aufreiter had responsibility for overseeing shareholder engagement, the composition of its Board of Directors, including diversity, the effectiveness of the diversity policy of its Board of Directors, ESG strategy and priorities, and the Bank’s statement on human rights. This experience is of particular value to the Board and to her role as the Chair of the Public Responsibilities Committee.

Age 64	Director Since 2014
Committees: Finance Public Responsibilities[1] Qualifications: Business Management Retail Consumer Financial Expertise Operations & Technology ESG

1Denotes Chair of Committee

Kevin M. Brown

Mr. Brown is the Executive Vice President and Chief Supply Chain Officer at Dell Technologies, a leading global technology company. His previous roles at Dell include senior leadership roles in procurement, product quality, and manufacturing. Mr. Brown joined Dell in 1998 and has held roles of increasing responsibility throughout his career, including Chief Procurement Officer and Vice President, ODM Fulfillment & Supply Chain Strategy before being named Chief Supply Chain Officer in 2013. Before Dell, he spent 10 years in the shipbuilding industry, directing U.S. Department of Defense projects. Mr. Brown currently serves on the National Committee of the Council on Foreign Relations and on the Boards of the Howard University Center for Supply Chain Excellence and the George Washington University National Advisory Council for the School of Engineering. He is also a member of the Executive Leadership Council.

Mr. Brown is a global leader with over twenty-five years of leadership experience and supply chain innovation experience. His efforts led Dell to be recognized as having one of the most efficient, sustainable, and innovative supply chains. Mr. Brown has established himself as an authority on sustainable business practices. His combined deep global supply chain and procurement expertise and track record of sustainability and resilience leadership, as well as his experience in circular economic business practices, are of value to the Board in his roles as director and member of the Public Responsibilities Committee. His deep expertise in all matters related to supply chain, supply chain resilience, and risk and crisis management are of particular value to the Board.

Age 61	Director Since 2021
Committees: Compensation and Talent Development Public Responsibilities Qualifications: Business Management Consumer Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Elaine L. Chao

Ms. Chao served as the 18th U.S. Secretary of Transportation from January 2017 until January 2021. Prior thereto, she served as the 24th U.S. Secretary of Labor from January 2001 until January 2009, and was the first woman of Asian American & Pacific Islander heritage to serve in a President’s cabinet in history. Previously, Ms. Chao was President and CEO of United Way of America, Director of the Peace Corps, and a banker with Citicorp and BankAmerica Capital Markets Group. She earned her M.B.A. from Harvard Business School and has served on a number of Fortune 500 boards. She currently serves on the Board of Directors of ChargePoint Holdings, Inc., which is a new economy technology company in the mobile sector focusing on sustainable and environmentally friendly transportation. In the past five years, she also served as a director of Embark Technology, Inc. and Hyliion Holdings Corp. Recognized for her extensive record of accomplishments and public service, she is also the recipient of 38 honorary doctorate degrees. In her capacity as a director on numerous public boards while out of government, she has advocated for innovation and business transformations. She has also been a director on many private and nonprofit boards, including Harvard Business School Board of Dean’s Advisors and Global Advisory Board, Los Angeles Organizing Committee for the Olympic and Paralympic Games 2028, and a trustee of the Kennedy Center for the Performing Arts.

Ms. Chao brings to the Board extensive experience in the public, private, and non-profit sectors. In her two cabinet positions, she led high-profile organizations, navigating complex regulatory and public policy environments, and she provides the Board with valuable insight on strategy, logistics, transportation, and workforce issues. Under her leadership, the Department of Labor set up a record number of health and safety partnerships with labor unions. While she was Director of the Peace Corps, she launched the first Peace Corps programs in the newly independent Baltic states and the former republics of the former Soviet Union, including Ukraine. This experience leading social impact at scale is of value to the Board in her role as an independent director and member of the Public Responsibilities Committee. Ms. Chao’s leadership and governance expertise gained from her government service, nonprofits, and public company boards is of value to the Board.

Age 71	Director Since 2021
Committees: Corporate Governance Public Responsibilities Qualifications: Business Management Consumer Financial Expertise Risk Management Operations & Technology ESG

Anne Gates

Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Chief Financial Officer for Disney Consumer Products (DCP) and Managing Director, DCP, Europe, and emerging markets. She is currently a director of Tapestry, Inc., where she serves as Chair of the Governance Committee, serves on the Audit Committee, and is on the Tapestry Foundation Board. She is also a director of Raymond James Financial, Inc., where she is the Chair of the Corporate Governance ESG Committee. She is also a member of the Boards of the Salzburg Global Seminar, PBS SoCal, Save the Children, and the Packard Foundation, one of the largest global foundations focused on environmental and other key ESG issues.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy, and business development, including international business. As the chair of the Corporate Governance and ESG Committee at Raymond James Financial, Inc., she oversees their code of ethics, Board composition, including diversity, environmental policies and programs, sustainability targets and ESG reporting which are aligned with SASB, shareholder proposals, and shareholder engagements efforts, including social justice, community relations, and charitable giving. Ms. Gates is also Chair of the Tapestry Governance Committee, which also includes oversight of ESG responsibilities. These experiences are of particular value to the Board in her role as an independent director and member of the Corporate Governance Committee. Her financial leadership and consumer products expertise is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and serves as Chair of the Audit Committee.

Age 64	Director Since 2015
Committees: Audit[1] Corporate Governance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG Manufacturing

1 Denotes Chair of Committee

Karen M. Hoguet

Ms. Hoguet served as the Chief Financial Officer of Macy’s, Inc. from October 1997 until July 2018 when she became a strategic advisor to the Chief Executive Officer until her retirement in 2019. Previously, she served on the boards of Nielsen Holdings plc, The Chubb Corporation, and Cincinnati Bell as the chairman of the Audit Committee and a member of the Finance Committee, member of the Audit and Finance Committee, and the Audit Committee, respectively. She also serves on the board of UCHealth.

Ms. Hoguet has over 35 years of broad financial and operational leadership experience within the omnichannel retail sector. She has a proven track record of success in driving transformations, delivering strong financial performance, and forming strong relationships with investors and industry analysts. She has extensive knowledge across all areas of finance, including financial planning, investor relations, M&A, accounting, treasury and tax, as well as strategic planning, credit card services and real estate. Ms. Hoguet played a critical role in the successful turnaround of Federated Department Stores, from bankruptcy to an industry leading omnichannel retailer, which was accomplished through acquisitions, divestiture and other strategic changes including building an omnichannel model and developing a new strategic approach to real estate. Her long tenure as a senior executive of a publicly traded company with financial, audit, strategy, and risk oversight experience is of value to the Board as is her public company experience, both as a long serving executive, and as a board member. In addition, her strong business acumen, understanding of diverse cross-functional issues, and ability to identify potential risks and opportunities are also of value to the Board. Ms. Hoguet has been designated an Audit Committee financial expert and serves as Chair of the Finance Committee.

Age 67	Director Since 2019
Committees: Audit Finance[1] Qualifications: Business Management Retail Consumer Financial Expertise Risk Management ESG

W. Rodney McMullen

Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. He served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President, Strategy, Planning, and Finance in 1999, Senior Vice President in 1997, Group Vice President and Chief Financial Officer in June 1995, and Vice President, Planning and Capital Management in 1989. He is a director of VF Corporation. In the past five years, he also served as a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 40 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO, and Vice Chairman. His previous service as chair of Cincinnati Financial Corporation’s Compensation Committee and on its Executive and Investment Committees, as well as his service on the Audit and Governance and Corporate Responsibilities Committees of VF Corporation, adds depth to his extensive retail experience.

Age 63	Director Since 2003
Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

1 Denotes Chair of Committee

Clyde R. Moore

Mr. Moore was Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services, from 2000 to 2014, and Chairman until his retirement in 2015. Previously, Mr. Moore was President and CEO of Thomas & Betts, a global manufacturer of electric connectors and components, and President and COO of FL Industries, Inc., an electrical component manufacturing company. Mr. Moore is currently President and CEO of Gliocas LLC, a management consulting firm serving small businesses and non-profits. Mr. Moore was a leader in the founding of the Industry Data Exchange Association (IDEA), which standardized product identification data for the electrical industry, allowing the industry to make the successful transition to digital commerce. Mr. Moore was Chairman of the National Electric Manufacturers Association and served on the Executive Committee of the Board of Governors. He served on the advisory board of Mayer Electrical Supply for over 20 years, including time as lead director, until the sale of the company in late 2021.

Mr. Moore has over 30 years of general management experience in public and private companies. He has extensive experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses, and he has a wealth of Fortune 500 experience in implementing technology transformations. Additionally, his expertise and leadership as Chair of the Compensation Committee is of particular value to the Board. Mr. Moore presided over the Compensation Committee during the company’s introduction of its Framework for Action: Diversity, Equity, & Inclusion plan, and led the inclusion of talent development into the Committee’s name and charter.

Age 70	Director Since 1997
Committees: Compensation & Talent Development[1] Corporate Governance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Ronald L. Sargent

Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. Previously, he served as a director of The Home Depot, Inc. and Mattel, Inc. Currently, Mr. Sargent is a member of the board of governors of the Boys & Girls Clubs of America, the board of directors of City of Hope, and the board of trustees of Northeastern University. He is also chairman of the board of directors of the John F. Kennedy Library Foundation.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. In his role as Chair of the Wells Fargo Human Resources Committee, he oversees human capital management, including diversity, equity, and inclusion, human capital risk, and culture and ethics. In his role as a member of the Five Below Nominating and Corporate Governance Committee, he oversees social and environmental governance, including corporate citizenship. These committee experiences are of value to the Board in his role as a member of the Public Responsibilities Committee and Lead Director of the Board. His understanding of retail operations, consumer insights, and e-commerce are also of value to the Board. Mr. Sargent has been designated an Audit Committee financial expert and serves as Chair of the Corporate Governance Committee and Lead Director of the Board. Mr. Sargent’s strong insights into corporate governance and his executive leadership experience serve as the basis for his leadership role as Lead

Director.

Age 68	Director Since 2006
Committees: Audit Corporate Governance[1] Public Responsibilities Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

1 Denotes Chair of Committee

J. Amanda Sourry Knox (Amanda Sourry)

Ms. Sourry was President of North America for Unilever, a personal care, foods, refreshment, and home care consumer products company, from 2018 until her retirement in December 2019. She held leadership roles of increasing responsibility during her more than 30 years at Unilever, both in the U.S. and Europe, including president of global foods, executive vice president of global hair care, and executive vice president of the firm’s UK and Ireland business. From 2015 to 2017, she served as President of their Global Foods Category. Ms. Sourry currently serves on the board for PVH Corp., where she chairs the Compensation Committee and serves on the Nominating, Governance & Management Development Committee. She is also a non-executive director of OFI, a provider of on-trend, natural and plant-based products, focused on delivering sustainable and innovative solutions to consumers across the world, and a member of their Remuneration and Talent Committee, the Audit and Risk Committee, and the Sustainability Committee. She is also a supervisory director of Trivium Packaging B.V., a sustainable packaging company.

Ms. Sourry has over thirty years of experience in the CPG and retail industry. As a member of PVH Corp.’s Nominating, Governance, & Management Development Committee, her experience with monitoring issues of corporate conduct and culture, and providing oversight of diversity, equity and inclusion policies and programs as it relates to management development, talent assessment, and succession planning programs and processes is of particular value to her role as a member of the Compensation & Talent Development Committee and the Board. She brings to the Board her extensive global marketing and business experience in consumer-packaged goods as well as customer development, including overseeing Unilever’s digital efforts. Ms. Sourry was actively involved in Unilever’s global diversity, gender balance, and sustainable living initiatives which is of value to the Board and to the Compensation & Talent Development Committee. She also has a track record of driving sustainable, profitable growth across scale operating companies and global categories across both developed and emerging markets. Ms. Sourry’s history in profit and loss responsibility and oversight, people and ESG leadership, and capabilities development is of value to the Board.

Age 60	Director Since 2021
Committees: Compensation & Talent Development Finance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

Mark S. Sutton

Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products. Prior to becoming CEO in 2014, he served as President and Chief Operating Officer with responsibility for running International Paper’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain. Mr. Sutton is a member of The Business Council, serves on the American Forest & Paper Association board of directors, and on the Business Roundtable. He also serves on the board of directors of Memphis Tomorrow.

Mr. Sutton has over 30 years of leadership experience with increasing levels of responsibility and leadership at International Paper. At International Paper, he oversees their robust ESG disclosures which are aligned with GRI, and their Vision 2030, which sets forth ambitious forest stewardship targets and plans to transition to renewable solutions and sustainable operations. He also oversees International Paper’s Vision 2030 goals pertaining to diversity and inclusion. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company with labor unions. His strong strategic planning background, manufacturing and supply chain experience, and his ESG leadership are of value to the Board.

Age 62	Director Since 2017
Committees: Compensation & Talent Development Finance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Ashok Vemuri

Mr. Vemuri was Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from its inception as a result of the spin-off from Xerox Corporation in January 2017 to 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2016 to December 2016. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America. In the past five years, he served as a director of Conduent Incorporated. Mr. Vemuri is a member of the Board of Directors of Opal Fuels and is chair of the Audit Committee.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies as well as his experience with cyber security and risk oversight are of value to the Board as he brings a unique operational, financial, and client experience perspective. Additionally, Mr. Vemuri served on our Public Responsibilities Committee which gives him additional perspectives on risk oversight that he brings to the Audit Committee. Mr. Vemuri has been designated an Audit Committee financial expert.

Age 56	Director Since 2019
Committees: Audit Finance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG

YOUR VOTE IS EXTREMELY IMPORTANT. The Board of Directors unanimously recommends a vote “FOR ALL” of Kroger’s director nominees.

Information Concerning the Board of Directors

Board Leadership Structure and Independent Lead Director

Kroger has a governance structure in which independent directors exercise meaningful and rigorous oversight. The Board’s leadership structure, in particular, is designed with those principles in mind and to allow the Board to evaluate its needs and determine, from time to time, who should lead the Board. Our Corporate Governance Guidelines (the “Guidelines”) provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger is well-served by this flexible leadership structure.

In order to promote thoughtful oversight, independence, and overall effectiveness, the Board’s leadership includes Mr. McMullen, our Chairman and CEO, and an independent Lead Director designated by the Board among the independent directors. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy, and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

●	reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;
●	serving as the principal liaison between the Chairman, management, and the independent directors;
●	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
●	calling meetings of independent directors at any time; and
●	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The independent Lead Director carries out these responsibilities in numerous ways, including by:

●	facilitating communication and collegiality among the Board members;
●	soliciting direct feedback from independent directors;
●	overseeing the succession planning process, including meeting with a wide range of associates including corporate and division management associates;
●	meeting with the CEO frequently to discuss strategy;
●	serving as a sounding board and advisor to the CEO; and
●	leading annual CEO evaluation process.

Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Ronald L. Sargent, an independent director and the Chair of the Corporate Governance Committee, was appointed as our Board’s independent Lead Director in June 2018. Mr. Sargent is an effective Lead Director for Kroger due to, among other things, his:

●	independence;
●	deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
●	insight into corporate governance;
●	experience as the CEO of an international ecommerce and brick and mortar retailer;
●	experience on the Boards of other large publicly traded companies; and
●	engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and its shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. Our CEO’s strong background in finance, operations, and strategic collaborations is particularly important to the Board given Kroger’s current growth strategy. Our CEO’s consistent leadership, deep industry expertise, and extensive knowledge of the Company are also especially critical in the midst of the rapidly evolving retail and digital landscape. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

Annual Board Evaluation Process

The Board and each of its Committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the Committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders, including in consideration of director succession planning.

Every year, the Board’s goal is to increase the effectiveness of the Board and the results of these evaluations are used for this purpose. The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by either the Lead Independent Director or an independent third party.

Each director completes a detailed annual evaluation of the Board and the Committees on which he or she serves and the Lead Director or an independent third-party conducts interviews with each of the directors. This year, the annual evaluation was conducted by the Lead Director.

Topics covered include, among others:

●	The effectiveness of the Board and Board Committees and the active participation of all directors
●	The Board and Committees’ skills and experience and whether additional skills or experience are needed
●	The effectiveness of Board and Committee meetings, including the frequency of the meetings
●	Board interaction with management, including the level of access to management, and the responsiveness of management
●	The effectiveness of the Board’s evaluation of management performance
●	Additional subject matters the Board would like to see presented at their meetings or Committee meetings
●	Board’s governance procedures
●	The culture of the Board to promote participation in a meaningful and constructive way

The results of this Board evaluation are discussed by the full Board and each Committee, as applicable, and changes to the Board’s and its Committees’ practices are implemented as appropriate.

Over the past several years, this evaluation process has contributed to various enhancements in the way the Board and the Committees operate, including increased focus on continuous Board refreshment and diversity of its members as well as ensuring that Board and Committee agendas are appropriately focused on strategic priorities and provide adequate time for director discussion and input.

Board Succession Planning and Refreshment Mechanisms

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and Committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and Committee effectiveness, as well as the future needs of the Board and its Committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future including as a result of our Board retirement policy, under which directors retire at the annual meeting following their 72nd birthday.

Outside Board Service

No director who is an officer of the Company may serve as a director of another company without the approval of the Corporate Governance Committee. Directors who are not officers of the Company may not serve as a director of another company if in so doing such service would interfere with the director’s ability to properly perform his or her responsibilities on behalf of the Company and its shareholders, as determined by the Corporate Governance Committee. Currently, our CEO serves on one other public company board. None of our current directors serve on more than three total public company Boards, including Kroger’s Board.

Board Diversity

Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision-making. Our Board is a dynamic group of new and experienced members, which reflects an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. We believe this blend of qualifications, attributes, and tenure enables highly effective Board leadership.

The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. When evaluating potential nominees to our Board, the Corporate Governance Committee considers director candidates who would help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate, including by considering their geographic locations to align directors’ physical locations with Kroger’s operating areas where possible. In connection with the use of a third-party search firm to identify candidates for Board positions, the Corporate Governance Committee instructs the third-party search firm to include in its initial list qualified female and racially/ethnically diverse candidates. Four of our 11 director nominees self-identify as racially/ethnically diverse: Mr. Brown and Ms. Gates self-identify as Black/African American and Ms. Chao and Mr. Vemuri self-identify as Asian. Five of our 11 directors are women.

The Corporate Governance Committee believes that it has been successful in its efforts to promote gender and ethnic diversity on our Board. Further, the Board aims to foster a diverse and inclusive culture throughout the Company and believes that the Board nominees are well suited to do so. The Corporate Governance Committee and Board believe that our director nominees for election at our 2024 Annual Meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning diverse Board that effectively oversees the Company’s strategy and management. The charts below show the diversity of our director nominees:

Director Onboarding and Engagement

All directors are expected to invest the time and energy required to gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. We arrange meetings for each new director with appropriate officers and associates in order to familiarize him or her with the Company’s strategic plans, financial statements, and key policies and practices. We also provide training on fiduciary obligations of board members and corporate governance topics, as well as committee-specific onboarding. From time to time, the Company will provide Board members with presentations from experts within and outside of the Company on topics relevant to the Board’s responsibilities. Any member of the Board may attend accredited third-party training and the expenses will be paid by the Company. Board meetings are periodically held at a location away from our home office in a geography in which we operate. In connection with these Board meetings, our directors learn more about the local business environment through meetings with our regional business leaders and visits to our stores, competitors’ stores, manufacturing facilities, distribution facilities, and/or customer fulfillment centers.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing Committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Finance, and Public Responsibilities. All Committees are composed exclusively of independent directors, as determined under the NYSE listing standards. Each Committee has the responsibilities set forth in its respective charter, each of which has been approved by the Board. The current charter of each Board Committee is available on our website at ir.kroger.com under Investors — Governance — Corporate Governance Guidelines.

The current membership, 2023 meetings, and responsibilities of each Committee are summarized below:

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Audit Committee Meetings in 2023: 5 Members: Anne Gates, Chair Karen M. Hoguet Ronald L. Sargent Ashok Vemuri

●      Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

●      Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence

●      Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings

●      Oversees enterprise risk assessment and risk management, including review of cybersecurity risks and regular reports received from management and independent third parties

●      Reviews significant legal and regulatory matters

●      Reviews and monitors the Company’s operational and third- party compliance programs and updates thereto

●      Reviews Ethics Hotline reports and discusses material matters

●      Reviews and approves related party transactions

●      Conducts executive sessions with independent registered public accounting firm and Vice President, Internal Audit at each meeting

●      Conducts executive sessions with the Senior Vice President, General Counsel, and Secretary, Vice President and Chief Ethics & Compliance Officer, and Senior Vice President and Chief Financial Officer individually at least once per year

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Compensation Committee Meetings in 2023: 4 Members: Clyde R. Moore, Chair Kevin M. Brown Amanda Sourry Mark S. Sutton

●      Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of senior officers

●      Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans

●      Reviews annual incentive plans and long-term incentive plan metrics and plan design

●      Reviews emerging legislation and governance issues and retail compensation trends

●      Reviews the Company’s executive compensation peer group

●      Reviews CEO pay analysis

●      Reviews Human Capital Management, including Diversity, Equity, & Inclusion

●      Has sole authority to retain and direct the Committee’s compensation consultant

●      Assists the full Board with senior management succession planning

●      Conducts executive sessions with the Senior Vice President and Chief People Officer and independent compensation consultant

Corporate Governance Committee Meetings in 2023: 2 Members: Ronald L. Sargent, Chair Elaine L. Chao Anne Gates Clyde R. Moore

●      Oversees the Company’s corporate governance policies and procedures

●      Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees

●      Designates membership and Chairs of Board Committees

●      Oversees and administers Board evaluation process

●      Reviews the Board’s performance

●      Establishes and reviews the practices and procedures by which the Board performs its functions

●      Reviews director independence, financial literacy, and designation of financial expertise

●      Administers director nomination process

●      Interviews and nominates candidates for director election

●      Reviews compliance with share ownership guidelines

●      Reviews and participates in shareholder engagement

●      Reviews and establishes independent director compensation

●      Oversees the annual CEO evaluation process conducted by the full Board

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Finance Committee Meetings in 2023: 4 Members: Karen M. Hoguet, Chair Nora A. Aufreiter Amanda Sourry Mark Sutton Ashok Vemuri

●      Oversees the Company’s financial affairs and management of the Company’s financial resources

●      Reviews the Company’s annual and long-term financial plans, capital spending plans, capital allocation strategy, and use of cash

●      Approves and recommends for approval to the Board certain capital expenditures

●      Reviews the Company’s dividend policy and share buybacks

●      Reviews strategic transactions, capital structure, including potential issuance of debt or equity securities, credit agreements, and other financing transactions

●      Monitors the investment management of assets held in pension and profit-sharing plans administered by the Company

●      Oversees the Company’s policies and procedures on hedging, swaps, risk management, and other derivative transactions

●      Oversees the Company’s engagement and relationships with, and standing in, the financial community

Public Responsibilities Committee Meetings in 2023: 3 Members: Nora A. Aufreiter, Chair Kevin M. Brown Elaine L. Chao Ronald L. Sargent

●      Reviews the practices of the Company affecting its responsibility as a corporate citizen

 ●     Examines and reviews the Company’s practices related to environmental sustainability, and social impact, including but not limited to

✓      climate impacts

✓      packaging

✓      food and operational waste

✓      food access

✓      responsible sourcing

✓      supplier diversity

✓      people safety, food safety, and pharmacy safety

●      Examines and reviews the Company’s Sustainability and Social Impact strategy

●      Reviews the Company’s community engagement and philanthropy

●      Reviews the Company’s advocacy and public policy

●      Reviews the Company’s communications and Corporate Brand stewardship

●      Assesses the Company’s effort in evaluating and responding to changing public expectations and public issues that affect the business

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations program and our year-round governance outreach program, including participation for our independent directors. In 2023, under the direction of the Board, we requested engagement meetings with 39 shareholders representing 59% of our outstanding shares and subsequently met with 16 shareholders representing 39% of our outstanding shares (many of those shareholders we met with more than once). Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them and us. During these engagements we discussed and solicited feedback on a range of topics, which informed Board discussions and decisions, including but not limited to:

Business Strategy

●	Kroger’s growth strategy, priorities, and value drivers

●	Our strong value creation model and recent performance

ESG Practices & Disclosures

●	Discussions with investors and NGOs help inform our ESG strategy, Thriving Together, our topic management approach, and long-term sustainability and social impact goals

●	Board oversight of ESG strategy and updated Committee responsibilities

●	Annual ESG reporting and disclosures, including our alignment with the TCFD, SASB, and GRI reporting frameworks

●	The centerpiece of our strategy is Zero Hunger | Zero Waste, an industry-leading platform for collective action and systems change to end hunger in our communities and eliminate waste across our Company

Human Capital Management

●	Our Framework for Action includes steps we are taking to ensure our workforce reflects the communities we serve

●	Our focus on our associates’ well-being, including increasing our average hourly associate wage, comprehensive benefits, and opportunities for internal progression and leadership development training

●	Workforce diversity reporting, including EEO-1 demographic disclosure and annual pay studies

●	Board oversight of the Company’s approach to respecting human rights for workers in our supply chain

Compensation Structure

●	Overview of compensation program design and alignment of pay and performance

●	Consideration of short- and long-term metrics, including financial and non-financial metrics, such as ESG metrics

●	The balance of equity and cash compensation, as well as fixed versus at risk compensation

Board and Board Oversight

●	Our Board’s approach to board refreshment considering diversity, balance of tenure, and alignment of board skills and experience with Kroger’s current and long-term business strategies

●	Board and Committee responsibilities for oversight of ESG priorities, and approach to risk management

●	Kroger’s latest formal ESG materiality assessment, conducted in alignment with principles of double materiality, and discussions with environmentally and socially conscious investors and NGOs helped inform our ESG strategy and long-term goals. Overall shareholders expressed appreciation for the opportunity to have an ongoing discussion and were complimentary of Kroger’s ESG practices. Specifically, shareholders recognized the actions we took to formalize our ESG strategy, Thriving Together, and how our Board oversees this strategy, including our goals and initiatives. These conversations provided valuable insights into our shareholders’ evolving perspectives, which were shared with our full Board.

Board’s Response to Shareholder Proposals

Accountability to our shareholders continues to be an important component of our success. We actively engage with our shareholder proponents. Every year, following our Annual Shareholders’ Meeting, our Corporate Governance Committee considers the voting outcomes for shareholder proposals. In addition, our Corporate Governance Committee and other Committees, as appropriate, consider proposed courses of action in light of the voting outcomes for shareholder proposals under their oversight, as well as feedback provided directly from our shareholders.

In response to last year’s shareholder proposals voting outcomes, we have published our Statement on Pay Equity which can be found at https://www.thekrogerco.com/wp-content/uploads/2024/03/Kroger-Statement-on-Pay- Equity.pdf. The information on, or accessible through this website is not part of, or incorporated by reference, into this proxy statement.

Director Nominee Selection Process

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee retains an independent, third-party search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

●	demonstrated ability in fields considered to be of value to the Board, including business management, retail, consumer, operations, technology, financial, sustainability, manufacturing, public service, education, science, law, and government;

●	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;

●	highest standards of personal character and conduct;

●	willingness to fulfil the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and Committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

●	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

The Corporate Governance Committee also considers diversity, as discussed in detail under “Board Diversity” above, and the specific experience and abilities of director candidates in light of our current business, strategy, and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.

The criteria for Board membership applied by the Corporate Governance Committee in its evaluation of potential Board members does not vary based on whether a candidate is recommended by our directors, a third-party search firm, or shareholders.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2025 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 31, 2025. Such notice should include the name, age, business address, and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

Additionally, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 28, 2025, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2025 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders are able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2024 and no later than January 15, 2025.

Corporate Governance Guidelines

The Board has adopted the Guidelines, which provide a framework for the Board’s governance and oversight of the Company. The Guidelines are available on our website at ir.kroger.com under Investors — Governance — Corporate Governance Guidelines. Shareholders may also obtain a copy of the Guidelines, at no cost, by making a written request to Kroger’s Secretary at our executive offices. Certain key principles addressed in the Guidelines are summarized below.

Independence

The Board has determined that all of the current independent directors and nominees have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all independent directors and nominees are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished to the Company by each of the directors regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

●	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and
●	no directors had any material relationships with Kroger other than serving on our Board.

The Board also considered that Kroger purchases from International Paper Company, where Mark Sutton is Chairman and Chief Executive Officer and from Dell Technologies Inc. where Kevin Brown is an officer. The Board determined that these transactions do no impair independence as they are in the ordinary course of business on the same terms offered to similar purchases and do not exceed applicable independence thresholds.

Audit Committee Independence and Expertise

The Board has determined that Anne Gates, Karen M. Hoguet, Ronald L. Sargent, and Ashok Vemuri, independent directors, each of whom is a member of the Audit Committee, are “Audit Committee financial experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, associates, and directors, including Kroger’s principal executive, financial, and accounting officers. The Policy on Business Ethics is available on our website at ir.kroger.com under Investors — Governance — Policy on Business Ethics. Shareholders may also obtain a copy of the Policy on Business Ethics by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or website (ethicspoint.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer, and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. Other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Executive Officer Succession Planning

The Guidelines provide that the Compensation Committee will review Company policies and programs for talent development and evaluation of executive officers, and will review management succession planning. In connection with the use of a third-party search firm to identify external candidates for executive officer positions, including the chief executive officer, the Board and/or the Company, as the case may be, will instruct the third-party search firm to include in its initial list qualified female and racially/ethnically diverse candidates.

Attendance

The Board held 13 meetings in fiscal year 2023. During fiscal 2023, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and Committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All Board members attended last year’s virtual annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry Hay (US) (“Korn Ferry”) beginning in December 2017. Retained by – and reporting directly to – the Compensation Committee, Korn Ferry provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.

In fiscal 2023, Kroger paid Korn Ferry $399,000 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2023 for which Kroger paid $962,453. These other services primarily related to the proposed merger with Albertsons, salary surveys, coaching services, and Kroger Health review. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or associate of Kroger during fiscal 2023, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2023, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the Committee level, each of which may engage advisors and experts from time to time to provide advice and counsel on risk-related matters.

We believe that our approach to risk oversight optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk oversight structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board Committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management’s identification of risk and implementation of effective risk management policies and controls.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks, including newly identified and evolving high priority risks. When new risks are identified, management conducts, and either the full Board or the appropriate Board committee reviews and discusses, an enterprise risk assessment related to such new risks which may include human capital, supply chain, associate and customer health and safety, legal, regulatory, and other risks. Management and the Board then discuss the relative severity of each category of risk as well as mitigating actions and considerations relating to disclosures of material risks.

At each Board meeting, the CEO addresses matters of particular importance or concern, including any significant areas of risk, such as newly identified risks, that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger – either immediately or longer term – and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each Committee on risks within the scope of their charters. Each Committee reports to the full Board at each meeting, including any areas of risk discussed by the Committee.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.

Cybersecurity Governance

Our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk. In addition, the Audit Committee is charged with oversight of data privacy and cybersecurity risks. Protection of our customers’ data is a fundamental priority for our Board and management team. Kroger’s CIO and CISO provide a quarterly update at each Committee meeting on cybersecurity risks and related mitigating actions to the Audit Committee, meet with the full Board at least annually, and inform the Committee immediately if a cybersecurity incident is deemed material. They report to the Audit Committee and the Board on compliance and regulatory issues, provide updates concerning continuously-evolving threats and mitigating actions, and present a NIST Cybersecurity Framework Scorecard. Additionally, the CIO and CISO discuss and present strategies to address geopolitical threats that may impact operations as well as technological changes, such as AI and quantum computing. In overseeing cybersecurity risks, the Audit Committee focuses on aggregated, thematic issues with a risk-based approach. Oversight of cybersecurity risk incorporates strategy metrics, third party assessments, and internal audit and controls. An independent third party also regularly reports to the Audit Committee and the full Board on cybersecurity, and outside counsel advises the Board on best practices for cybersecurity oversight by the Board, and the evolution of that oversight over time. Management also reports on strategic key risk indicators, ongoing initiatives, and significant incidents and their impact. We experience cybersecurity threats and incidents from time to time. We are not aware of any material risks from cybersecurity threats, including as a result of any previous cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, and we have not experienced a cybersecurity threat or incident that has materially affected Kroger in at least the last three years. There can be no assurance that cybersecurity threats will not have a material effect on us in the future.

For more information please see Item 1C. Cybersecurity in the Company’s Form 10-K for the year ended February 3, 2024, filed with the SEC on April 2, 2024.

Board Oversight of ESG Topics

We are aligned with the desire of our customers, associates, and shareholders to engage in our communities and reduce our impacts on the environment while continuing to create positive economic value over the long-term. Given the breadth of topics and their importance to us, all of our Board Committees have direct oversight of environmental, social, and governance topics. Key ESG topics our Board Committees oversee are as follows:

Audit	● Legal & Regulatory ● Ethics ● Operational and Third-Party Compliance ● Data Privacy & Cyber Security ● Financial Integrity
Compensation & Talent Development	● Human Capital Management ● Talent Development ● Executive Compensation ● Diversity, Equity & Inclusion
Corporate Governance	● Board recruitment/diversity ● Board succession ● Shareholder engagement program ● Shareholder advisory votes & shareholder proposals ● Independent director compensation
Finance	● Capital spending to ensure consistency with strategy and goals

Public Responsibilities

●    Environmental Sustainability

✓    Climate Impacts

✓    Resource Conservation

✓    Food Waste (Zero Waste)

●    Social Impact

✓    Food Access and Affordability (Zero Hunger)

✓    Health & Nutrition

✓    Philanthropy

✓    Responsible Supply Chain & Sourcing

⮚ Human Rights

⮚ Animal Welfare

●    Safety

✓    Food

✓    People

✓    Pharmacy

●    Advocacy & Public Policy

✓    Government Relations

✓    Political action (KroPAC)

●    Communications & Brand Stewardship

✓    Associate & External Communications

●    Stakeholder Relations

Kroger’s commitment to corporate responsibility is not new. Our Public Responsibilities Committee was established in 1977. For the past 17 years, our Company has prepared and produced an annual report describing our progress and initiatives regarding sustainability and other key topics. For the most recent information, please visit https://www.thekrogerco.com/esgreport/. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

In addition, our full Board oversees issues related to diversity and inclusion within the workplace. Diversity and inclusion have been deeply rooted in Kroger’s values for decades. Our Human Resources & Labor Relations function – with human resources professionals in place across our lines of business and retail divisions – leads our Framework for Action and fosters an associate experience that reflects our values, measures progress toward goals, and identifies potential opportunities for improvement.

Director Compensation

2023 Director Compensation

The following table describes the fiscal year 2023 compensation for independent directors. Mr. McMullen does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation(2)	Total
Nora A. Aufreiter	$122,839	$198,528	$0	$321,367
Kevin M. Brown	$112,626	$198,528	$0	$311,154
Elaine L. Chao	$104,627	$198,528	$0	$303,155
Anne Gates	$140,215	$198,528	$0	$338,743
Karen M. Hoguet	$133,007	$198,528	$0	$331,535
Clyde R. Moore	$124,964	$198,528	—	$323,492
Ronald L. Sargent	$172,610	$198,528	$5,762	$376,900
Amanda Sourry	$104,627	$198,528	$0	$303,155
Mark S. Sutton	$104,627	$198,528	$0	$303,155
Ashok Vemuri	$114,794	$198,528	$0	$313,322

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 13, 2023, each independent director then serving received 4,224 incentive shares with a grant date fair value of $198,528.

(2)	The amount reported for Mr. Sargent represents preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 4 to the Summary Compensation Table. Mr. Moore’s pension value decreased by $17,179 which represents the change in actuarial present value of his accumulated benefit under the pension plan for independent directors. This change in value of accumulated pension benefits is not included in the Director Compensation Table because the value decreased. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The decrease in the actuarial present value of his accumulated pension benefit for 2023 is primarily due to the increase in the discount rate as well as the change in value due to aging, partially offset by the mortality assumption change.

Annual Compensation

Each independent director receives an annual cash retainer of $105,000. The Lead Director receives an additional annual retainer of $40,000 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; and the Chair of each of the other Committees receives an additional annual retainer of $20,000. Each independent director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately $200,000.

The Board has determined that compensation of independent directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Independent director compensation was adjusted in 2023 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Independent directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for independent directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

●	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or

●	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Director Stock Ownership Guidelines

Independent directors are required to own shares equivalent to five times their annual base cash retainer. For more details on the Stock Ownership Guidelines, see page 62.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 30, 2024 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 727,594,870 of Kroger common shares outstanding on April 30, 2024. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before June 29, 2024. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner. Unless otherwise indicated, the address of each of the beneficial owners listed below is c/o The Kroger Co., Corporate Secretary, 1014 Vine Street, Cincinnati, OH 45202.

Name	Amount and Nature of Beneficial Ownership(1)	Options Exercisable on or before June 29, 2024 – included in column (a)
Stuart W. Aitken(2)	548,627	328,086
Nora A. Aufreiter(3)	53,016	—
Kevin M. Brown	15,228	—
Elaine L. Chao(3)	12,438
Yael Cosset	510,663	316,043
Anne Gates(3)	47,728	—
Karen M. Hoguet(4)	23,776	—
Timothy A. Massa	536,035	305,174
W. Rodney McMullen	6,551,175	2,801,970
Gary Millerchip	106,693	11,646
Clyde R. Moore	122,147	—
Ronald L. Sargent(3)	186,560	—
Amanda Sourry	15,228	—
Mark S. Sutton(3)	42,847	—
Ashok Vemuri	29,124	—
Directors and executive officers as a group (23 persons, including those named above)	10,177,799	4,429,738

(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1.4% of Kroger common shares.

(2)	This amount includes 3,018 shares held by Mr. Aitken’s spouse. He disclaims beneficial ownership of these shares.

(3)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 10,286; Ms. Chao, 8,354; Ms. Gates, 16,703; Mr. Sargent, 61,649; Mr. Sutton, 7,080.

(4)	This amount includes 2,075 shares held by Ms. Hoguet’s spouse. She disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 30, 2024 based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership	Percentage of Class
BlackRock, Inc.	50 Hudson Yards New York, NY 10001	59,194,278(1)	8.2%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	81,623,904(2)	11.35%

(1)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2023, as reported on Amendment No. 16 to Schedule 13G filed with the SEC on January 25, 2024, reporting sole voting power with respect to 53,181,488 common shares, and sole dispositive power with regard to 59,194,278 common shares.

(2)	Reflects beneficial ownership by The Vanguard Group as of December 29, 2023, as reported on Amendment No. 9 to Schedule 13G filed with the SEC on February 13, 2024, reporting shared voting power with respect to 854,883 common shares, sole dispositive power of 78,809,048 common shares, and shared dispositive power of 2,814,856 common shares.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year. Pursuant to our policy, our Audit Committee has pre-approved transactions with Related Persons that in the ordinary course of business if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of such other company’s consolidated gross revenues; provided that such transactions are reported to the Audit Committee at regular committee meetings.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval, or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the elements and philosophy of our executive compensation program as well as how and why the Compensation Committee and our Board of Directors make specific compensation decisions and policies with respect to our Named Executive Officers (“NEOs”).

Executive Summary

We delivered strong performance in 2023. Kroger achieved strong results in 2023 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth in 2021 and 2022. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2023, we achieved financial performance results of ID sales, without fuel, of 0.9% with underlying ID sales without fuel of 2.3%[1], and adjusted FIFO operating profit, including fuel, of $5.0 billion[2].
Our executive compensation program aligns with long-term shareholder value creation. 92% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.
The annual performance incentive was earned below target. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 24.02% of target, in line with the goals and targets set by the Committee.
The long-term performance incentive payout reflects alignment with performance over fiscal years 2021, 2022, and 2023. Long-term performance unit equity awards granted in 2021 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, adjusted FIFO operating profit growth, free cash flow generation, our commitment to Fresh, and relative Total Shareholder Return were earned at 83.34% of target.

We prioritized investment in our people. We strive to create a culture of opportunity for more than 414,000 associates and take seriously our role as a leading employer in the United States. In 2023, we invested more than ever in our associates by continuing to raise our average hourly wage to nearly $19, or nearly $25, including industry-leading benefits.

In response to our shareholder feedback, we incorporated an ESG metric focused on diversity and inclusion into our individual performance management program, beginning in 2022. Our core values of Diversity, Equity & Inclusion are incorporated into compensation decisions made for our associates who supervise a team of others, which range from store department leaders through our NEOs. These performance goals are factored into compensation decisions for these leaders, including salary increases and the amount of the annual grant of equity awards.

1 ID Sales without fuel would have grown 2.3% in 2023 if not for the reduction in pharmacy sales from the termination of our agreement with Express Scripts effective December 31, 2022.

2 See pages 29-36 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the SEC on April 2, 2024, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

Our Named Executive Officers for Fiscal 2023

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart W. Aitken	Senior Vice President and Chief Merchant & Marketing Officer
Yael Cosset	Senior Vice President and Chief Information Officer
Timothy A. Massa	Senior Vice President and Chief People Officer

Fiscal 2023 Financial and Strategic Performance Highlights

Driven by our unwavering purpose to Feed the Human Spirit, Kroger achieved strong results in 2023 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth in 2021 and 2022. Our associates are customer-focused, delivering the products customers want, when and how they want them, with zero compromise on quality, convenience, and selection.

In 2023, we achieved financial performance results of ID sales, without fuel, of 0.9%, with underlying ID sales without fuel of 2.3%1 and adjusted FIFO operating profit of $5.0 billion. We have built a digital platform that offers a seamless shopping experience, allowing customers to shift effortlessly between store, pickup and delivery solutions. In 2023, we increased delivery sales, increased digitally engaged households, and grew loyalty as our customers more deeply engaged with personalized coupons and fuel rewards.

Our associates enable our success, and we are committed to investing in theirs by continuing to improve wages, comprehensive benefits, and career development opportunities. Over the last five years, we have invested more than $2.4 billion in incremental wage investments.

Continued strategic efforts to streamline our operations allowed us to achieve cost savings greater than $1 billion to balance these investments without compromising food affordability for our customers across our communities.

As part of our Zero Hunger | Zero Waste social and environmental impact plan, in 2023, we donated nearly 455 million meals to feed families across America.

Our proven go-to-market strategy enables us to successfully navigate many operating environments. We believe that by delivering value for our customers, investing in our associates and serving our communities, we will continue to achieve attractive and sustainable total returns for our shareholders.

2023 Advisory Vote to Approve Executive Compensation and Shareholder Engagement

At the 2023 annual meeting, we held our annual advisory vote on executive compensation. Approximately 91% of the votes cast were in favor of the advisory vote. As part of our ongoing dialogue with our shareholders regarding governance matters, in 2023, we requested meetings with 39 shareholders representing 59% of our outstanding shares during proxy season and off-season engagement and 16 shareholders representing 39% of our outstanding shares accepted our invitation to share feedback. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Conversations in these meetings included discussions about our NEOs’ compensation program, with our shareholders providing feedback that they appreciated the pay-for-performance structure of our executive pay program. The Compensation Committee considers both the general and specific feedback received from shareholders, and with the guidance of our independent compensation consultant, incorporates that input into pay design.

During shareholder engagement, we specifically discuss our shareholders’ perspectives on ESG metrics in executive compensation programs. Our investors are all supportive of decisions to incorporate ESG metrics, but none are prescriptive about how to do so. Our investors share our view that a range of ESG matters are essential to our current and future success, and acknowledge that ESG priorities are embedded into our strategic and operational priorities. Management collects and reports the feedback to the Compensation Committee, and the Committee decided, beginning in 2022, to integrate our core values of Diversity, Equity & Inclusion into compensation decisions made for our associates who supervise a team of others, which range from store department leaders

1 ID Sales without fuel would have grown 2.3% in 2023 if not for the reduction in pharmacy sales from the termination of our agreement with Express Scripts effective December 31, 2022.

through our NEOs. Specifically, one of several performance goals established for these associates and senior officers relate to improvement in the Diversity, Equity, & Inclusion category score as measured by our annual Associate Insights Survey and active mentorship and development of at least one other associate with a different background. These performance goals are factored into compensation decisions for these associates and senior officers, including salary increases and the amount of the annual grant of equity awards, consistent with our program design as described herein.

2023 Compensation Program Overview

The fixed and at-risk pay elements of the NEO compensation program are reflected in the following table and charts.

Fiscal Year 2023 CEO Compensation

The Compensation Committee establishes Mr. McMullen’s target direct compensation such that only 8% of his compensation is fixed. The remaining 92% of target compensation is at-risk, meaning that the actual compensation Mr. McMullen receives will depend on the extent to which the Company achieves the performance metrics set by the Compensation Committee, and with respect to all of the equity vehicles, the future value of Kroger common shares.

The table below compares fiscal 2023 to 2022 target direct compensation. Target total direct compensation is a more accurate reflection of how the Compensation Committee benchmarks and establishes CEO compensation than the disclosure provided in the Summary Compensation Table, which includes a combination of actual base salary and annual incentive compensation earned in the fiscal year, the grant date fair market value of at-risk equity compensation to be earned in future fiscal years, and the actuarial value of future pension benefits.

Mr. McMullen’s total target direct compensation shown below was based on our independent compensation consultant’s examination of pay levels and the Committee’s intention to achieve median pay levels among our peer group. Mr. McMullen’s base salary and target annual incentive remained unchanged in fiscal 2023. The only increase was to his long-term equity compensation to position his total target direct compensation to market median. Target total compensation, which is the sum of target annual compensation and target long- term compensation, is positioned around market median.

($000s)

	Annual			Long-Term
Year	Salary	Target Annual Incentive	Total Annual	Performance Units	Restricted Stock	Stock Options	Total LTI	Target TDC	Increase
2023	1,400	2,800	4,200	6,250	3,750	2,500	12,500	16,700	+6.4%
2022	1,400	2,800	4,200	5,750	3,450	2,300	11,500	15,700

CEO and Named Executive Officer Target Pay Mix

The amounts used in the charts below are based on 2023 target total direct compensation for the CEO and the average of other NEOs. As illustrated below, 92% of the CEO’s target total direct compensation is at-risk. On average, 84% of the other NEOs’ compensation is at risk.

CEO Pay Mix	Average of Other NEOs

Our Compensation Philosophy and Objectives

Our executive compensation philosophy is to attract and retain the best management talent as well as motivate these associates to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. We believe our strategy creates value for shareholders in a manner consistent with Kroger’s purpose: To Feed the Human Spirit. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	Compensation must be designed to attract and retain those individuals who are best suited to be an NEO at Kroger.

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.

•	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy and progress toward our corporate ESG priorities.

•	Compensation plans should provide a direct line of sight to company performance.

•	Compensation programs should be aligned with market practices.

•	Compensation programs should serve to both motivate and retain talent.

Summary of Key Compensation Practices

What we do:	What we do not do:

✓     Alignment of pay and performance

✓     Stock ownership guidelines for executives

✓     Multiple performance metrics under our short- and long-term performance-based plans discourage excessive risk taking and align with our long-term value creation strategy

✓     Double-trigger change in control provisions in all equity awards

✓     Double-trigger change in control provisions in cash severance benefits

✓     All long-term compensation is equity-based

✓     Engagement of an independent compensation consultant

✓     Robust clawback policy

✓     Ban on hedging, pledging, and short sales of Kroger securities

✓     Minimal perquisites

×      No employment contracts with executive officers

×      No special severance or change in control programs applicable only to executive officers

×      No cash component in long-term incentive plans

×      No tax gross-up payments for executives

×      No special executive life insurance benefit

×      No re-pricing or backdating of stock options without shareholder approval

×      No guaranteed salary increases or bonuses

×      No payment of dividends or dividend equivalents until performance units are earned

×      No evergreen or reload feature; no shares can be added to stock plan without shareholder approval

Establishing Each Component of Executive Compensation

The Compensation Committee recommends, and the independent members of the Board determine, each component of the CEO’s compensation. The CEO recommends, and the Compensation Committee determines, each component of the other NEOs’ compensation. The Compensation Committee and the Board made changes to compensation in March of 2023. Equity awards were granted in March and salary and annual incentive plan increases were effective April 1, 2023.

The Compensation Committee determines the amount of each NEO’s salary, annual cash incentive plan target, and long-term equity compensation by taking into consideration numerous factors including:

•	An assessment of individual contribution and performance;
•	Benchmarking with comparable positions at peer group companies;
•	Level in organization and tenure in role; and
•	Internal equity among executives.

The assessment of individual contribution and performance is a qualitative determination, based on the following factors:

•	Leadership;
•	Contribution to the executive officer group;
•	Achievement of established performance objectives;
•	Decision-making abilities;
•	Performance of the areas or groups directly reporting to the NEO;
•	Support of company culture;
•	Strategic thinking; and
•	Demonstrated commitment to Kroger’s Values: Safety, Honesty, Integrity, Respect, Diversity, and Inclusion, including improvement in the DE&I category score as measured by our annual Associate Insights Survey and active mentorship and development of at least one other associate with a different background.

At the end of each year, individual performance is evaluated based on the NEO’s performance objectives listed above, and the results of that evaluation are used in the determination of salary increases and the grant amount of all annual equity awards: restricted stock and stock options, which are time-based, and performance units granted under the long-term incentive plan, which are performance-based.

Elements of Compensation

Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation that is competitive with the market to attract and retain a high caliber leadership team. NEO salaries, effective April 1, 2022 and April 1, 2023 were as follows:

Name	2022 Base Salary	2023 Base Salary
W. Rodney McMullen	$1,400,000	$1,400,000
Gary Millerchip	$825,000	$900,000
Stuart W. Aitken	$925,000	$1,000,000
Yael Cosset	$825,000	$875,000
Timothy A. Massa	$850,000	$900,000

2023 Annual Incentive Plan

The NEOs participate in a corporate performance-based annual cash incentive plan. The corporate annual cash incentive plan is a broad-based plan used across the Kroger enterprise. Approximately 54,000 associates are eligible to receive incentive payouts based all or in part on the incentive plan described below. The value of annual cash incentive awards that the NEOs earn each year is based upon Kroger’s overall company performance compared to goals established by the Compensation Committee based on the business plan adopted by the Board of Directors.

A minimum level of performance must be achieved before any payout is earned, while a payout of up to 200% of target incentive potential can be achieved for superior performance on the corporate plan metrics. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the incentive amount is earned, and no payout is made.

The annual cash incentive plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly, the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.

NEO target incentive potentials for fiscal years 2022 and 2023, were as follows:

Name	2022 Target Annual Incentive	2023 Target Annual Incentive
W. Rodney McMullen	$2,800,000	$2,800,000
Gary Millerchip	$850,000	$950,000
Stuart W. Aitken	$850,000	$950,000
Yael Cosset	$850,000	$950,000
Timothy A. Massa	$775,000	$850,000

2023 Annual Incentive Plan Metrics

Metric	Rationale for Use
Sales and Profit Grid, Maximum Payout of 200% of Target
ID Sales, excluding Fuel

●   Identical Sales (“ID Sales”) represent sales, excluding fuel, at our supermarkets that have been open without expansion or relocation for five full quarters, excluding supermarket fuel sales, plus sales growth at all other customer-facing non- supermarket businesses.

●   We believe that ID Sales are the best measure of real growth of our sales across the enterprise. A key driver of our model is ID Sales growth.

Adjusted FIFO Operating Profit, including Fuel

●   This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization.

●   Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control.

Potential payouts under the plan are based on Company performance on two primary metrics, ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel. The performance objectives are shown in the grid below, with payouts interpolated for actual performance between levels.

The goals established by the Compensation Committee were as follows:

ID Sales, excluding Fuel and Adjusted FIFO Operating Profit, including Fuel

ID Sales, excluding Fuel

Adjusted FIFO Operating Profit, including fuel ($M)

	-1.30%	0.95%	3.20%	5.45%	7.70%
≥4,983	0%	14%	20%	29%	40%
≥5,083	10%	25%	45%	60%	75%
≥5,183	20%	65%	80%	95%	115%
≥5,283	30%	75%	90%	105%	130%
≥5,383	40%	85%	100%	115%	160%
≥5,483	55%	95%	110%	125%	170%
≥5,583	70%	105%	120%	135%	180%
≥ 5,683	100%	115%	130%	155%	190%
≥5,783	110%	125%	140%	170%	200%

2023 Annual Incentive Plan – Actual Results and Payout Percentage

Corporate Plan Metric	2023 Performance(1)	Payout
Identical Sales, excluding fuel	0.9%	24.02%
Adjusted FIFO Operating Profit, including fuel	$5.0B
Total Payout		24.02%

(1)   See grid above.

Following the close of the 2023 fiscal year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Our performance compared to the goals established by the Compensation Committee resulted in a payout of 24.02% of the participant’s incentive plan target for the NEOs, with the exception of Mr. Aitken.

Mr. Aitken’s annual bonus payout equaled 22.71% of his bonus potential because it included the corporate annual plan described above and a team metric as follows. The merchandising team metric measured supermarket ID sales excluding pharmacy and fuel, and supermarket selling gross dollars less shrink dollars for all departments excluding pharmacy and fuel.

	Payout Percentage	Weight
Corporate Annual Bonus Plan	24.02%	60%
Merchandising Team Metric	20.75%	40%
Total Payout	(24.02% x 0.6) + (20.75% x 0.4%) = 22.71%

The Compensation Committee maintains the ability to reduce the annual cash incentive payout for all executive officers, including the NEOs, and the independent directors retain that discretion for the CEO’s incentive payout if they determine for any reason that the incentive payouts were not appropriate given their assessment of Company or individual performance. No adjustments were made to the incentive payout amount in 2023.

As described above, the corporate annual incentive payout percentage is applied to each NEO’s incentive plan target which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual incentive paid to the NEOs for 2023 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Compensation Program

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of NEO compensation is dependent on the achievement of those goals. Long-term compensation promotes long-term value creation and discourages the over- emphasis of attaining short-term goals at the expense of long-term growth.

The long-term incentive program is structured to be a combination of performance- and time-based compensation that reflects elements of financial and common share performance to provide both retention value and alignment with company performance. The Compensation Committee determined that all long-term compensation would be equity-based as follows: 50% of equity granted under the program would be performance-based and the remaining 50% of equity would be time-based, consisting of 30% in restricted stock and 20% in stock options.

Each year, NEOs receive grants under the long-term compensation program, which is structured as follows:

•	Performance-Based (50% of NEO long-term target compensation)

•	Long-term performance-based compensation is provided under a Long-Term Incentive Plan adopted by the Compensation Committee. The Committee adopts a new plan every year, measuring improvement on the Company’s long-term goals over successive three-year periods. Accordingly, at any one time there are three plans outstanding, which are summarized below.

•	Under the Long-Term Incentive Plans, NEOs receive grants of equity called performance units. A target number of performance units based on level and individual performance is awarded to each participant at the beginning of the three-year performance period.

•	Payouts under the plan are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals.

•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to the target number of performance units awarded. Then, a modifier based on Relative Total Shareholder Return compared to the S&P 500 is applied, which can increase or decrease the payout.

•	Performance units are paid out in Kroger common shares based on actual performance, along with dividend equivalents for the performance period on the number of issued common shares.

•	Time-Based (50% of NEO long-term target compensation)

•	Long-term time-based compensation consists of 20% stock options and 30% restricted stock, which are linked to common share performance, creating alignment between the NEOs’ and our shareholders’ interests. Grants vest ratably over four years.

•	Stock options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant, further aligning the NEOs’ and our shareholders’ interests.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Summary of The Three Long-Term Incentive Plans Outstanding During 2023

With respect to our long-term performance-based compensation, the Compensation Committee designed plan metrics to align with Kroger’s long-term business plans and growth model. These metrics are the key elements in driving Kroger’s TSR.

The Compensation Committee adopts a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. Additional detail regarding each of the three plans is provided below, and a summary of the design of the plans outstanding during 2023 is as follows:

	2021 – 2023 LTIP	2022 – 2024 LTIP	2023 – 2025 LTIP
Performance Units and Dividend Equivalents

Performance units are equity grants which are paid out in Kroger common shares, based on actual performance at the end of the 3-year performance period, along with dividend equivalents for the performance period on the number of issued common shares ultimately earned.

Performance Metrics

●    Total Sales without Fuel + Fuel Gallons;

●    Growth in Adjusted FIFO;

Operating Profit, including Fuel;

●    Cumulative Adjusted Free Cash Flow;

●    Fresh Equity metric; and

●    Relative Total Shareholder Return modifier

● Total Sales without Fuel + Fuel Gallons; ● Value Creation Metric (iTSR) Percentage; ● Fresh Equity metric; and ● Relative Total Shareholder Return modifier
Determination of Payout	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to number of performance units awarded.
Maximum Payout	187.5%	187.5%	187.5%
Payout Date	March 2024	March 2025	March 2026

2021-2023 Long-Term Incentive Plan – Metrics

The 2021-2023 Long-Term Incentive Plan has the following components which support our long-term business plans, each accounting for 25% of the payout calculation:

Metric	Rationale for Use	Weighting
Total Sales without Fuel + Fuel Gallons	● This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Growth in Adjusted FIFO Operating Profit, including Fuel	● This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization. ● Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to- day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control. It is particularly important to focus on growth of this financial measure over time.	25%
Cumulative Adjusted Free Cash Flow	● Cumulative Adjusted Free Cash Flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus payments for property and equipment, including payments for lease buyout, plus or minus adjustments for certain items. ● It is an important measure for the business because it reflects the cash left over after the company pays for operating expenses and capital expenditures.	25%
Fresh Equity metric	● Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%

After the calculation of the four metrics above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied which can increase or decrease the payout, as follows, interpolated for actual results between thresholds:

TSR Rank Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The payout percentage, as modified by the Relative TSR modifier, will be applied to the target number of performance units granted under the plan to determine the payout amount. The maximum payout under the 2021- 2023 Long-Term Incentive Plan is 187.5% as further described below.

Going into 2021, there were an extraordinary number and degree of unknowns that could have impacted our financial results. The Compensation Committee considered, among other factors, the course of the pandemic, including new COVID variants, availability and outcomes of vaccine programs, continuing sales trends, food at home and food away from home trends, inflation/deflation, and other potential market influencing events. To account for these unknowns, the Compensation Committee designed the 2021-2023 Long-Term Incentive Plan with an incremental goal setting approach due to our inability to forecast reliable long-term performance targets against the background of the economic uncertainty at the time. The Committee designed the plan to take into account the extraordinary uncertainties going into the three-year plan, while aligning to our identical sales and operating profit growth and productivity improvement goals, all in support of our long-term value creation model. Under the incremental goal setting approach, the plan was designed with clearly defined financial performance goals for 2021, and a mechanism for setting the 2022-2023 goals based on actual 2021 results.

For the 2021-2023 Long-Term Incentive Plan, the Compensation Committee aligned the plan with market practices, increasing the maximum payout potential on the four metrics from 100% to 150%. The highest payout from the four metrics alone equals 100%. However, the payout may exceed 100%, if for years 2 and 3 of the plan: (1) the Total Sales without Fuel + Fuel Gallons metric, the Growth in Adjusted FIFO Operating Profit, including Fuel, metric, and the Cumulative Adjusted Free Cash Flow metric all achieve 100%, and (2) the 2-year compound annual growth rate of Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 2-year compound annual growth rate on the Total Sales without Fuel + Fuel Gallons metric is 5.0%. With the potential application of the relative TSR modifier, the total maximum payout would be 187.5%.

2021-2023 Long-Term Incentive Plan – Results and Payout

The results and payout of the 2021-2023 Long-Term Incentive Plan are as follows.

2021 Results
Metric	Performance	Goal	Payout Percentage for 2021 Portion of Plan
Total Sales without Fuel + Fuel Gallons	$127.96B	$123.99B	100%
Adjusted FIFO Operating Profit	$4.31B	$3.48B	100%
Adjusted Free Cash Flow	$3.94B	$1.7B	100%
Fresh Equity Metric	N/A
Payout for 2021 Portion of Plan (1/3)			100%

2022-2023 Results
Metric			Payout Percentage For 2022-2023 Portion of Plan
Total Sales without Fuel + Fuel Gallons	$135.61B	$135.75B	97.26%
Adjusted FIFO Operating Profit	$4.80B	$4.75B	100%
Adjusted Cumulative Free Cash Flow	$4.9	$4.7B	100%
Fresh Equity Metric	43.2	46.1	0%
Payout for 2022-2023 Portion of Plan (2/3)			74.32%

Combined Results
Metric	Calculation		Payout Percentage for Full 2021-2023 Plan
Total Sales without Fuel + Fuel Gallons	(100% x 1/3) + (97.25% x 2/3)		98.17%
Adjusted FIFO Operating Profit	(100% x 1/3) + (100% x 2/3)		100%
Adjusted Cumulative Free Cash Flow	(100% x 1/3) + (100% x 2/3)		100%
Fresh Equity Measure			0%
Payout before Modifier	(98.17% x 1/4) + (100% x 1/4) + (100% x 1/4) + (0% x 1/4)		74.54%
Relative TSR Modifier*	191st out of 500 in S&P 500 resulting in multiplier between 100% and 125%		111.8%
Total Payout for 2021-2023 Plan			83.34%

* The Company ranked 191st in the S&P 500 over the three year period for TSR. Based on this result, the Company is in the second quartile of TSR results within the S&P 500. Because the Company ranking falls between 125 and 375, the multiplier to be applied in order to calculate the final LTIP payout is calculated based on an interpolation of payouts between 75% and 125%, illustrated below:

TSR Rank in S&P 500	Payout Multiplier
1 to 125	125%
250	100%
375 to 500	75%
Actual Result = 191	111.8%

The NEOs were issued the number of Kroger common shares equal to 83.34% of the target number of performance units awarded to each executive, along with dividend equivalents for the three-year performance period on the number of issued common shares.

The dividend equivalents paid on common shares earned under the 2021 – 2023 Long-Term Incentive Plan are paid at the end of the plan and are reported in the “All Other Compensation” column of the Summary Compensation

Table and footnote 5 to that table, and the common shares issued under the plan are reported in the 2023 Option Exercises and Stock Vested Table and footnote 2 to that table.

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2019 Long-Term Incentive Plan, which was approved by our shareholders in June 2019, and the 2019 Amended and Restated Long-Term Incentive Plan, which was approved by our shareholders in June 2022.

2022 – 2024 and 2023 – 2025 Long-Term Incentive Plan Metrics

Both the 2022 – 2024 and 2023 – 2025 Long-Term Incentive Plan metrics have been designed to reflect commitments made to our investors and other stakeholders regarding long-term sales growth, our Value Creation algorithm (through intrinsic Total Shareholder Return, or iTSR) and our commitment to Fresh as a strategic differentiator. The plan also includes a modifier based on our shareholder return relative to the S&P 500 shareholder return.

Metric	Rationale for Use	Weighting
Total Sales without Fuel + Fuel Gallons	● This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Value Creation Metric (iTSR) Percentage	● This financial metric equals adjusted earnings per diluted share (EPS) growth plus dividend yield.	50%
Fresh Equity metric	● Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%

The highest payout from the three metrics alone equals 100%. However, the payout may exceed 100% if: (1) both the Total Sales without Fuel + Fuel Gallons metric and the iTSR metric achieve 100%, and (2) the 3-year compound annual growth rate of Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 3-year compound annual growth rate on the Total Sales without Fuel + Fuel Gallons metric is 5.0%.

After the calculation described above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied, as follows, interpolated for actual results between the 25th percentile and 75th percentile thresholds:

TSR Rank Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The payout percentage, as modified by the Relative TSR modifier, will be applied to the number of performance units granted under the plan to determine the payout amount. If all three metrics are achieved at the maximum level and the Relative Total Shareholder Return modifier is maximized, the total plan payout would be 187.5%.

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs. Kroger historically has distributed time-based equity awards widely, aligning the interests of associates with interests of shareholders.

The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted at least one business day after Kroger’s public release of its quarterly earnings results.

The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2023, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year ratable vesting schedule.

Restricted stock awards are reported in the “Stock Awards” column of the Summary Compensation Table and footnote 1 to the table and the 2023 Grants of Plan Based Awards Table. Stock option awards are reported in the “Option Awards” column of the Summary Compensation Table and the “All other Option Awards” column of the 2023 Grants of Plan Based Awards Table.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its associates. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 5 to the Summary Compensation Table and the 2023 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which the CEO has elected to participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2023 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management associates who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP has a double trigger change in control provision, and it provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and annual incentive target. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Stock option and restricted stock grant agreements with award recipients provide that those awards “vest,” with options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements, but only if an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the grant agreement, and consistent with KEPP).

None of the NEOs are party to an employment agreement.

Perquisites

Our NEOs receive limited perquisites as the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives with a substantial amount of compensation in the form of perquisites.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers and to advise with respect to the unique circumstances of the 2023 compensation cycle.

Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several factors, as described above, on which the Compensation Committee determines compensation. The consultant assessed:

•	base salary;

•	target performance-based annual cash incentive;

•	target annual cash compensation (the sum of salary and annual cash incentive potential);

•	long-term incentive compensation, comprised of performance units, stock options and restricted stock; and

•	total direct compensation (the sum of target annual cash compensation and long-term compensation).

In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.

The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2023, our peer group consisted of:

Albertsons Best Buy Cardinal Health Cencora, Inc (formerly known as AmerisourceBergen) Costco Wholesale	CVS Health Home Depot Johnson & Johnson Lowe’s Procter & Gamble	Sysco Target TJX Companies Walgreens Boots Alliance Walmart

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. In addition, the Compensation Committee considered supplemental data provided by its independent compensation consultant from “general industry” companies, a representation of the Fortune 40, excluding financial services companies. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2023 revenue for the peer group was $108 billion, compared to our 2023 revenue of $150 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash incentive potential to our NEOs around the market median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee while superior financial performance is rewarded with compensation falling above the median.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual incentive plan, the independent directors make two determinations: (1) the annual cash incentive potential that will be multiplied by the corporate annual cash incentive payout percentage earned that is applicable to the NEOs and (2) the annual cash incentive amount paid to the CEO by retaining discretion to reduce the annual cash incentive percentage payout the CEO would otherwise receive under the formulaic plan. The independent directors also retain discretion to determine the form of payout, to include a portion in equity in place of cash.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs, the Compensation Committee:

•	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs including a summary for each NEO of salary; performance-based annual cash incentive; and long-term performance-based equity comprised of performance units, stock options and restricted stock.

•	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•	Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay, both annual and long-term and comparing NEO compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•	Takes into account a recommendation from the CEO for salary, annual cash incentive potential and long- term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require independent directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Independent Directors	5 times annual base cash retainer

All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

Under the 2019 Amended and Restated Long-Term Incentive Plan (the “2019 Plan”), unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Compensation Committee determines either that (i) prior to termination, the participant engaged in an act or omission that would have warranted termination for cause or (ii) after termination, the participant violates any continuing obligation or duty of the participant with respect to Kroger, any gain realized by the participant from the exercise, vesting or payment of any award may be cancelled, forfeited or recouped in the sole discretion of the Committee. Under the 2019 Plan, any gain realized by the participant from the exercise, vesting or payment of any award may also be recouped if, within one year after such exercise, vesting or payment, (i) a participant is terminated for cause, (ii) the Compensation Committee determines that the participant is subject to recoupment pursuant to any Kroger policy, or (iii) after a participant’s termination for any reason, the Compensation Committee determines either that (1) prior to termination the participant engaged in an act or omission that would have warranted termination for cause, or (2) after termination the participant violates any continuing obligation or duty of the participant with respect to Kroger. Unless otherwise defined under 2019 Plan award agreement, “cause” has the meaning as defined in The Kroger Co. Employee Protection Plan, as amended from time to time.

Additionally, if an award based on financial statements that are subsequently restated in a way that would decrease the value of such award, the participant will, to the extent not otherwise prohibited by law, upon the written request of Kroger, forfeit and repay to Kroger the difference between what was received and what should have been received based on the accounting restatement, which will be repaid in accordance with any applicable Kroger policy or applicable law.

We have adopted a policy on incentive compensation-based recovery, which meets the requirements of NYSE listing standards and Section 10D of the Exchange Act. The policy requires the recoupment of incentive- based compensation paid to certain current and former executive officers in the event that the Company is required to restate its financial results due to the Company’s material non-compliance with any financial reporting requirement under the securities laws. Under the policy, the Company will seek recovery of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year fiscal year period prior to the date the Company is required to prepare an accounting restatement. The Policy is administered by the Compensation Committee of the Board.

Kroger also has an additional recoupment policy, which provides that if a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual or a long-term incentive in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error or restatement.

Prohibition on Hedging and Pledging

The Board has adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance-based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).

As a result, performance-based compensation that the Compensation Committee structured with the intent of qualifying as performance-based compensation under Section 162(m) prior to the change in the law may or may not be fully deductible, depending on the application of the Transition Rule. In addition, compensation arrangements structured following the change in law will be subject to the Section 162(m) limitation (without any exception for performance-based compensation). Consistent with its past practice, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair

Kevin M. Brown

Amanda Sourry

Mark Sutton

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W. Rodney McMullen Chairman and Chief Executive Officer	2023	1,422,581	10,000,038	2,500,632	672,560	193,388	921,373	15,710,572
	2022	1,388,495	10,367,639	2,299,636	4,130,769	175,750	847,554	19,209,843
	2021	1,351,358	8,800,023	2,199,162	4,647,750	159,640	1,010,797	18,168,730

Gary Millerchip Senior Vice President and Chief Financial Officer	2023	901,411	3,400,063	850,220	224,176		313,928	5,689,798
	2022	809,879	3,358,792	749,879	1,269,231		265,342	6,453,123
	2021	726,815	2,800,022	699,735	1,498,006		261,842	5,986,420

Stuart W. Aitken Senior Vice President and Chief Merchant & Marketing Officer	2023	1,003,024	3,400,063	850,220	211,950		325,497	5,790,754
	2022	915,632	3,346,838	749,879	1,269,231		277,694	6,559,274
	2021	878,387	2,800,022	699,735	1,527,013		300,214	6,205,371

Yael Cosset Senior Vice President and Chief Information Officer	2023	880,376	3,400,063	850,220	224,176		318,427	5,673,262
	2022	809,879	3,358,792	749,879	1,269,231		267,548	6,455,329
	2021	739,685	2,800,022	699,735	1,498,006		265,342	6,002,790

Timothy A. Massa Senior Vice President and Chief People Officer	2023	905,780	2,400,017	600,162	201,159		234,018	4,341,136
	2022	839,113	2,320,484	499,919	1,133,654		208,794	5,001,964
	2021	780,914	1,760,033	439,836	1,194,114		210,350	4,385,247

(1)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2023:

Name	Restricted Stock	Performance Units
Mr. McMullen	$3,750,044	$6,249,994
Mr. Millerchip	$1,275,041	$2,125,022
Mr. Aitken	$1,275,041	$2,125,022
Mr. Cosset	$1,275,041	$2,125,022
Mr. Massa	$900,018	$1,499,999

The Restricted Stock values include the annual grant of restricted stock in 2023.

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three- year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2023.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2023 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$11,718,756
Mr. Millerchip	$3,984,404
Mr. Aitken	$3,984,404
Mr. Cosset	$3,984,404
Mr. Massa	$2,812,509

(2)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2023.

(3)	Non-equity incentive plan compensation earned for 2023 consists of amounts earned under the 2023 Annual Incentive Plan. The 2023 Annual Incentive Plan was calculated at 24.02.% and was applied to each NEO’s annual incentive plan target, except for Mr. Aitken. Mr. Aitken’s payout of 22.71% of his annual incentive target was calculated based on the Annual Incentive Plan metrics and the merchandising team metrics. See “2023 Annual Incentive Plan Results” in the Compensation Discussion and Analysis for more information on this plan.

(4)	The amount reported consists of preferential earnings on nonqualified deferred compensation, which only applies to Mr. McMullen. The remainder of the NEOs do not participate in a defined benefit pension plan or in a nonqualified deferred compensation plan.

Change in Pension Value. The actuarial present value of Mr. McMullen’s accumulated pension benefits decreased by $168,788. This change in value of accumulated pension benefits is not included in the Summary Compensation Table because the value decreased. The value of accrued benefits decreased primarily due to the change in value of the benefit due to the increase in discount rates as well as the change in value of the benefit due to aging. The Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including Mr. McMullen’s, as of December 31, 2019. Beginning January 1, 2020, the affected active associates will no longer accrue additional benefits for future service and eligible compensation received under these plans. Please see the 2023 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Mr. McMullen participates in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and received preferential earnings of $193,388. Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten- year debt, as determined by the CFO, and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings.

(5)	Amounts reported in the “All Other Compensation” column for 2023 include Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. In 2023, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000. The following table identifies the value of each element of All Other Compensation:

Name	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock
Mr. McMullen	$307,075	$369,950	$244,348
Mr. Millerchip	$117,025	$117,712	$79,191
Mr. Aitken	$127,351	$117,712	$80,434
Mr. Cosset	$120,463	$117,712	$80,252
Mr. Massa	$106,831	$73,991	$53,196

(a)	Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating associates. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code.

2023 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2023.

						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Maximum (#)(2)
W. Rodney McMullen		2,800,000	5,600,000
	3/9/2023					79,366			3,750,044
	3/9/2023						165,893	47.25	2,500,632
	3/9/2023			132,275	248,016				6,249,994
Gary Millerchip		950,000	1,900,000
	3/9/2023					26,985			1,275,041
	3/9/2023						56,404	47.25	850,220
	3/9/2023			44,974	84,326				2,125,022
Stuart W. Aitken		950,000	1,900,000
	3/9/2023					26,985			1,275,041
	3/9/2023						56,404	47.25	850,220
	3/9/2023			44,974	84,326				2,125,022
Yael Cosset		950,000	1,900,000
	3/9/2023					26,985			1,275,041
	3/9/2023						56,404	47.25	850,220
	3/9/2023			44,974	84,326				2,125,022
Timothy A. Massa		850,000	1,700,000
	3/9/2023					19,048			900,018
	3/9/2023						39,815	47.25	600,162
	3/9/2023			31,746	59,524				1,499,999

(1)	These amounts relate to the 2023 performance-based annual incentive plan. The amount listed under “Target” represents the annual incentive potential of the NEO. By the terms of the plan, payouts are limited to no more than 200% of a participant’s annual incentive potential; accordingly, the amount listed under “Maximum” is 200% of that officer’s annual incentive potential amount. The amounts actually earned under this plan were paid out in March 2024; are described in the Compensation Discussion and Analysis; and are included in the Summary Compensation Table for 2023 in the “Non-Equity Incentive Plan Compensation” column and described in footnotes 1 and 3 to that table. See “2023 Annual Cash Incentive Plan” in CD&A for more information about the program for 2023.

(2)	These amounts represent performance units awarded under the 2023 Long-Term Incentive Plan, which covers performance during fiscal years 2023, 2024 and 2025. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 187.5% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2023 in the “Stock Awards” column and described in footnote 1 to that table.

(3)	These amounts represent the number of shares of restricted stock granted in 2023. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2023 in the “Stock Awards” column and described in footnote 1 to that table.

(4)	These amounts represent the number of stock options granted in 2023. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2023 in the “Option Awards” column and described in footnote 2 to that table.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual incentive awards (shown in this table as “Target”) and the number of performance units awarded for the long-term incentive awards (shown in this table as “Target”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 200% of the target amount. The potential values for performance units awarded under the 2023-2025 Long-Term Incentive Plan are more particularly described in the CD&A.

The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger associate. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2023 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2023. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $46.14 on February 2, 2024, the last trading day of fiscal 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	300,000		24.67	7/15/2024	27,044(5)	1,247,810
	235,415		38.33	7/15/2025	47,224(6)	2,178,915
	358,091		37.48	7/13/2026	45,324(7)	2,091,249
	573,127		22.92	7/13/2027	79,366(8)	3,661,947
	349,293		28.05	7/13/2028	24,712(9)	1,140,212
	348,259		24.75	3/14/2029			64,510(10)	3,182,923
	246,865	82,289(1)	29.12	3/12/2030			132,275(11)	6,555,550
	130,486	130,487(2)	34.94	3/11/2031
	35,714	107,144(3)	57.09	3/10/2032
		165,893(4)	47.25	3/9/2033
Gary Millerchip	9,600		24.67	7/15/2024	6,954(5)	320,858
	13,992		38.33	7/15/2025	15,026(6)	693,300
	27,972		37.48	7/13/2026	14,780(7)	681,949
	34,905		22.92	7/13/2027	26,985(8)	1,245,088
	30,251		28.05	7/13/2028	7,593(9)	350,341
	82,919		24.75	3/14/2029			21,036(10)	1,037,916
	51,116		22.08	7/15/2029			44,974(11)	2,228,911
	63,480	21,160(1)	29.12	3/12/2030
	41,518	41,519(2)	34.94	3/11/2031
	11,646	34,938(3)	57.09	3/10/2032
		56,404(4)	47.25	3/9/2033
Stuart W. Aitken	11,149		22.92	7/13/2027	6,954(5)	320,858
	33,124		28.05	7/13/2028	15,026(6)	693,300
	99,503		24.75	3/14/2029	14,780(7)	681,949
	63,480	21,160(1)	29.12	3/12/2030	26,985(8)	1,245,088
	41,518	41,519(2)	34.94	3/11/2031	7,340(9)	338,668
	11,646	34,938(3)	57.09	3/10/2032			21,036(10)	1,037,916
		56,404(4)	47.25	3/9/2033			44,974(11)	2,228,911
Yael Cosset	10,611		28.83	3/9/2027	6,954(5)	320,858
	8,704		22.92	7/13/2027	15,026(6)	693,300
	29,499		28.05	7/13/2028	14,780(7)	681,949
	82,919		24.75	3/14/2029	26,985(8)	1,245,088
	63,480	21,160(1)	29.12	3/12/2030	7,593(9)	350,341
	41,518	41,519(2)	34.94	3/11/2031			21,036(10)	1,037,916
	11,646	34,938(3)	57.09	3/10/2032			44,974(11)	2,228,911
		56,404(4)	47.25	3/9/2033

Timothy A. Massa	29,970		38.33	7/15/2025	5,152(5)	237,713
	25,889		37.48	7/13/2026	9,445(6)	435,792
	45,065		22.92	7/13/2027	9,854(7)	454,664
	40,561		28.05	7/13/2028	19,048(8)	878,875
	66,336		24.75	3/14/2029	6,782(9)	312,921	14,024(10)	691,943
	47,022	15,674(1)	29.12	3/12/2030			31,746(11)	1,573,331
	26,097	26,098(2)	34.94	3/11/2031
	7,764	23,292(3)	57.09	3/10/2032
		39,815(4)	47.25	3/9/2033

(1)	Stock options vest on 3/12/2024.

(2)	Stock options vest in equal amounts on 3/11/2024 and 3/11/2025.

(3)	Stock options vest in equal amounts on 3/10/2024, 3/10/2025, and 3/10/2026.

(4)	Stock options vest in equal amounts on 3/9/2024, 3/9/2025, 3/9/2026, and 3/9/2027.

(5)	Restricted stock vests on 3/12/2024.

(6)	Restricted stock vests in equal amounts on 3/11/2024 and 3/11/2025.

(7)	Restricted stock vests in equal amounts on 3/10/2024, 3/10/2025, and 3/10/2026.

(8)	Restricted stock vests in equal amounts on 3/9/2024, 3/9/2025, 3/9/2026, and 3/9/2027.

(9)	Restricted stock vests on 3/9/2024.

(10)	Performance units granted under the 2022 long-term incentive plan are earned as of the last day of fiscal 2024, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through fiscal year 2023, including cash payments equal to projected dividend equivalent payments.

(11)	Performance units granted under the 2023 long-term incentive plan are earned as of the last day of fiscal 2025, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance in fiscal year 2023, including cash payments equal to projected dividend equivalent payments.

2023 Option Exercises and Stock Vested

The following table provides information regarding 2023 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	194,880	5,912,659	228,769	11,880,857
Gary Millerchip	—	—	73,141	3,792,552
Stuart W. Aitken	—	—	73,838	3,825,427
Yael Cosset	—	—	72,323	3,753,949
Timothy A. Massa	46,000	1,013,795	43,942	2,290,693

(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:

	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
W. Rodney McMullen	97,581	$4,598,611	131,188	$7,282,246
Gary Millerchip	31,399	$1,475,454	41,742	$2,317,098
Stuart W. Aitken	32,096	$1,508,329	41,742	$2,317,098
Yael Cosset	30,581	$1,436,851	41,742	$2,317,098
Timothy A. Massa	17,704	$834,222	26,238	$1,456,471

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. Participants in the 2021-2023 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described in “2021- 2023 Long-Term Incentive Plan — Results and Payout” in the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $55.51 on March 14, 2024, the date of deemed delivery of the shares, are reflected in the table above.

2023 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2023. Only Mr. McMullen participates in a pension plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	34	1,597,556	—
	Excess Plan	34	17,854,044	—
Gary Millerchip	Pension Plan	—	—	—
	Excess Plan	—	—	—
Stuart W. Aitken	Pension Plan	—	—	—
	Excess Plan	—	—	—
Yael Cosset	Pension Plan	—	—	—
	Excess Plan	—	—	—
Timothy A. Massa	Pension Plan	—	—	—
	Excess Plan	—	—	—

(1)	In 2018, the Company froze the service periods used to calculate pension benefits and thus, Mr. McMullen’s number of years of credited service is less than his actual 45 years of service.

(2)	The discount rate used to determine the present values was 5.27% for The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and 5.25% for The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 14 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2023.

Pension Plan and Excess Plan

In 2023, Mr. McMullen was a participant in the Pension Plan, which is a qualified defined benefit pension plan. Mr. McMullen also participates in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Mr. McMullen, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Mr. McMullen is eligible for these grandfathered benefits.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. As a “grandfathered participant,” Mr. McMullen will receive benefits under the Pension Plan and the Excess Plan, determined as follows:

•	1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash incentive) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;
•	normal retirement age is 65; and
•	unreduced benefits are payable beginning at age 62.

In 2018, we announced changes to these company-sponsored pension plans. The Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active associates no longer accrue additional benefits for future service and eligible compensation received under these plans.

2023 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2023. Only Mr. McMullen participates in a nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	$77,500	$960,586	$15,144,738
Gary Millerchip	—	—	—
Stuart W. Aitken	—	—	—
Yael Cosset	—	—	—
Timothy A. Massa	—	—	—

(1)	This amount includes the aggregate earnings on Mr. McMullen’s account, including any above-market or preferential earnings. The amount of $193,388 earned in 2023 is deemed to be preferential earnings and is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2023.
(2)	The amount of $4,188,521 for Mr. McMullen was reported in the Summary Compensation Tables covering fiscal years 2006 – 2022.

Executive Deferred Compensation Plan

Mr. McMullen participates in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their cash incentive compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CFO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified associates” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the associate dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP and award agreements for stock options, restricted stock and performance units provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plans and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2023 Pension Benefits section and the 2023 Nonqualified Deferred Compensation section, respectively.

The Kroger Co. Employee Protection Plan

KEPP applies to all management associates who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt associates, including the NEOs, are eligible for the following benefits:

•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual incentive potential;
•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;
•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to six months; and
•	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible associate in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible associate receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/Retirement • Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/ Retirement • After minimum age and five years of service(1)	Unvested options held greater than one year continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term	Unvested shares held greater than one year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10- year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period
Change in Control(3) • For awards prior to 2019	Unvested options are immediately vested and exercisable	Unvested shares immediately vest	50% of the units granted at the beginning of the performance period earned immediately
Change in Control(3) • For awards in March 2019 and thereafter	Unvested options only vest and become exercisable upon an actual or constructive termination of employment within two years following a change in control	Unvested shares only vest upon an actual or constructive termination of employment within two years following a change in control	50% of the units granted at the beginning of the performance period earned upon an actual or constructive termination of employment within two years following a change in control

(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units.

(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.

(3)	These benefits are payable upon an actual or constructive termination of employment within two years after a change in control, as defined in the applicable agreements.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, February 3, 2024, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($46.14 on February 2, 2024). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$654,904	$654,904	$654,904	$654,904	$654,904	$654,904
Severance	–	–	–	–	–	$8,400,000
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$53,825
Stock Options(2)	$0	$2,862,013	$2,862,013	$2,862,013	$0	$2,862,013
Restricted Stock(3)	$0	$10,320,134	$10,320,134	$10,320,134	$0	$10,320,134
Performance Units(4)	$0	$4,018,713	$4,018,713	$4,018,713	$0	$5,375,149
Executive Group Life Insurance	–	–	$2,000,000	–	–	–
Gary Millerchip
Accrued and Banked Vacation	$10,385	$10,385	$10,385	$10,385	$10,385	$10,385
Severance	–	–	–	–	–	$3,700,008
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$64,726
Stock Options(2)	$0	$0	$825,156	$825,156	$0	$825,156
Restricted Stock(3)	$0	$0	$3,291,535	$3,291,535	$0	$3,291,535
Performance Units(4)	$0	$0	$1,338,766	$1,338,766	$0	$1,795,238
Executive Group Life Insurance	–	–	$1,350,000	–	–	–
Stuart W. Aitken
Accrued and Banked Vacation	$11,539	$11,539	$11,539	$11,539	$11,539	$11,539
Severance	–	–	–	–	–	$3,900,000
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$64,822
Stock Options(2)	$0	$0	$825,156	$825,156	$0	$825,156
Restricted Stock(3)	$0	$0	$3,279,862	$3,279,862	$0	$3,279,862
Performance Units(4)	$0	$0	$1,338,766	$1,338,766	$0	$1,795,238
Executive Group Life Insurance	–	–	$1,500,000	–	–	–
Yael Cosset
Accrued and Banked Vacation	$10,096	$10,096	$10,096	$10,096	$10,096	$10,096
Severance	–	–	–	–	–	$3,650,016
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$34,081
Stock Options(2)	$0	$0	$825,156	$825,156	$0	$825,156
Restricted Stock(3)	$0	$0	$3,291,535	$3,291,535	$0	$3,291,535
Performance Units(4)	$0	$0	$1,338,766	$1,338,766	$0	$1,795,238
Executive Group Life Insurance	–	–	$1,312,500	–	–	–
Timothy A. Massa
Accrued and Banked Vacation	$10,385	$10,385	$10,385	$10,385	$10,385	$10,385
Severance	–	–	–	–	–	$3,500,016
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$53,286
Stock Options(2)	$0	$0	$559,069	$559,069	$0	$559,069
Restricted Stock(3)	$0	$0	$2,319,965	$2,319,965	$0	$2,319,965
Performance Units(4)	$0	$919,624	$919,624	$919,624	$0	$1,237,498
Executive Group Life Insurance	–	–	$1,350,000	–	–	–

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period.

The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on February 3, 2024. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)	Amounts reported in the “Voluntary Termination/Retirement,” “Death” and “Disability” columns represent the aggregate value of the performance units granted in 2022 and 2023, based on performance through the last day of fiscal 2023 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2022 and 2023. Awards under the 2021 Long-Term Incentive Plan were earned as of the last day of 2023 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2023 Option Exercises and Stock Vested Table.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A beginning on page 47.

PAY VERSUS PERFORMANCE TABLE*

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Year	Summary Compensation Table Total for PEO ($)[1]	Compensation Actually Paid to PEO ($)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($)[3]	Average Compensation Actually Paid to Non-PEO NEOs ($)[4]	Value of Initial Fixed $100 Investment Based on5		Net Income ($)[6] (in millions)	Adjusted FIFO Operating Profit ($)[7] (in millions)
					Total Share- holder Return ($)	Peer Group Total Share- holder Return ($)
2023	15,710,572	16,841,015	5,373,738	5,669,814	186.91	164.01	2,164	4,986
2022	19,209,843	23,325,794	6,117,423	6,281,085	178.23	140.77	2,244	5,079
2021	18,168,730	36,111,316	5,644,957	9,323,327	168.66	145.25	1,655	4,310
2020	22,373,574	29,840,084	6,932,437	9,191,933	131.19	123.01	2,585	4,056

*Totals in the above table might not equal the summation of the columns due to rounding amounts to the nearest dollar.

1.	During fiscal 2020, 2021, 2022 and 2023 Mr. McMullen served as our Principal Executive Officer (“PEO”). The dollar amounts reported in column (b) are the amounts of total compensation reported for each corresponding year in the Total column of the Summary Compensation Table (“SCT”).
2.	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. McMullen as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. McMullen during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McMullen’s total compensation for each year to determine the CAP:

PEO SCT Total to CAP Reconciliation

Year	Reported Summary Compensation Table for PEO ($)	Reported Summary Compensation Table Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the APV of Pension Benefits in Summary Compensation Table (c) ($)	Plus: Pension Benefit Adjustments(b)(c) ($)	Compensation Actually Paid to PEO ($)
2023	15,710,572	12,500,670	13,631,113			16,841,015

a)	The amounts included in this column are the amounts reported in “Stock Awards” and “Option Awards” column of the SCT for fiscal 2023 and are subtracted from the Reported Summary Compensation Table for PEO.
b)	The equity award and pension benefit adjustments for fiscal 2023 were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K as follow: the equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in fiscal 2023 that are outstanding and unvested as of the end of the year; (ii) the amount equal to the change as of the end of fiscal 2023 (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of fiscal 2023; (iii) for awards that are granted and vest in fiscal 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in fiscal 2023, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during fiscal 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below:

PEO Equity Award Adjustments
Year	Year End Fair Value of Awards Granted in the Year ($)	YoY Change in Fair Value of Outstanding & Unvested Awards ($)	Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2023	13,146,559	(1,842,542)	-	2,327,096	13,631,113

c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualifed Deferred Compensation” of the SCT for fiscal 2023. Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period.

3.	The dollar amounts reported in column (d) represent the average of the amounts reported for our non-PEO NEOs as a group in the Total column of the SCT in fiscal 2023.
4.	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group during fiscal 2023. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for these NEOs as a group for fiscal 2023 to determine the CAP using the same methodology as described in footnote 2:

Average Non-PEO NEOs Summary Compensation Table Total to CAP Reconciliation

Year	Average Reported Summary Compensation Table for Non- PEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards for non-PEO NEOs ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the APV of Pension Benefits in SCT(b) ($)	Plus: Average Pension Benefit Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)
2023	5,373,738	3,937,757	4,233,833	-	-	5,669,814

(a)	The amounts deducted or added in calculating the total average equity award adjustments are provided in the table below:

Equity Award Adjustments for Non-PEO NEOs

Year	Average Year End Fair Value of Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding & Unvested Awards ($)	Average Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustment ($)
2023	4,120,112	(543,557)	-	657,278	4,233,833

(b)	Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period.

5.	Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The peer group selected by the Company for purposes of the TSR benchmarking for the pay versus performance disclosures is the same peer group the Company uses for its performance graph in the Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. The Peer Group consists of Albertsons Companies, Inc. (included from June 26, 2020 when it began trading), Costco Wholesale Corporation, CVS Health Corporation, Koninklijke Ahold Delhaize N.V., Target Corp., Walgreens Boots Alliance Inc. and Walmart Inc. The cumulative TSR depicts a hypothetical $100 investment in Kroger common shares on February 1, 2021, and shows the value of that investment over time (assuming the reinvestment of dividends) for each calendar year. A hypothetical $100 investment in the Peer Group using the same methodology is shown for comparison.
6.	Net income is as reported in the Company’s audited financial statements for the applicable year in accordance with U.S. GAAP.
7.	Adjusted FIFO Operating Profit equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization. For a reconciliation of non-GAAP information, see pages 29-36 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the SEC on April 2, 2024.

Most Important Performance Measures

The three measures listed below represent the most important financial performance measures used by the Company to link CAP to Company performance for the 2023 fiscal year:

•	Adjusted FIFO Operating Profit
•	ID sales, without fuel
•	Adjusted net earnings per diluted share attributable to The Kroger Co.

For a reconciliation of non-GAAP information, see pages 29-36 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the SEC on April 2, 2024.

COMPANY SELECTED METRIC – Adjusted FIFO Operating Profit

CAP vs. Adj. FIFO Operating Profit
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
CAP
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Adj. FIFO Operating Profit
2020
2021
2022
2023
CEO CAP
Non-CEO NEO CAP
Adj. FIFO Operating Profit

NET INCOME GRAPHICAL REPRESENTATION

CAP vs. Net Income
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
CAP
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Net Income
2020
2021
2022
2023
CEO CAP
Non-CEO NEO CAP
Net Income

KROGER TSR GRAPHICAL REPRESENTATION

CAP vs. TSR Performance
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
CAP
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
TSR
2020
2021
2022
2023
CEO CAP
Non-CEO NEO CAP
TSR
Peer Group TSR

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median associate.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2023 of $15,710,572. Using this Summary Compensation Table methodology, the annual total compensation of our median associate for 2023 was $31,302. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median associate for fiscal 2023 was 502 to 1. Our median employee is a full-time associate in the Central region. Over half of Kroger’s associates are part-time workers.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

We identify the “median employee” from our employee population on the last day of our 12th fiscal period (December 30, 2023), which included full-time, part-time, temporary, and seasonal employees who were employed on that date. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from the beginning of our payroll calendar year, January 1, 2023, through December 30, 2023; and as reflected on 2023 W2 statements. For associates hired in 2023 or associates on leave at the end of 2023, their earnings were annualized based on their full-time equivalent percent and rate. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee. There were no changes in our employee population or compensation arrangements that would have significantly affected our pay ratio calculation.

We then determined the median associate’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2023, to arrive at the pay ratio disclosed above. Because our median associate in fiscal 2022 was not employed for all of fiscal 2023, we identified a substitute median associate whose compensation is substantially similar as permitted under SEC rules on

March 25, 2024 because we reasonably believed that continuing to use the prior median associate would have significantly affected our CEO pay ratio disclosure and the CEO pay ratio would not reflect the actual ratio that was used to calculate the pay ratio.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating associates are designed to, among other things, attract and retain high quality and engaged associates. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Item No. 2 – Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs.

FOR	The Board recommends a vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these associates to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

●	Compensation must be designed to retract and retain the individuals to be an executive at Kroger;
●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of executives and shareholders;
●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy;
●	Compensation plans should provide a direct line of sight to company performance;
●	Compensation programs should be aligned with market practices; and
●	Compensation programs should serve to both motivate and retain talent.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2025 Annual Meeting.

Item No. 3 – Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC.

FOR	The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors — Governance — Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2023.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 14, 2024, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 1, 2025. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.

In determining whether to reappoint the independent auditor, our Audit Committee:

●	Reviews PricewaterhouseCoopers LLP’s independence and performance;

●	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;

●	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;

●	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;

●	Conducts regular executive sessions with PricewaterhouseCoopers LLP;

●	Conducts regular executive sessions with the Vice President of Internal Audit;

●	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

●	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

●	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and

●	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to participate in the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2023 and 2022, and for audit-related, tax and all other services performed in 2023 and 2022.

	Fiscal Year Ended
	February 3, 2024 ($)	January 28, 2023 ($)
Audit Fees(1)	6,738,000	5,886,900
Audit-Related Fees	1,394,000	982,000
Tax Fees(2)	155,049	153,000
All Other Fees(3)	970	5,850
Total	8,288,019	7,027,750

(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Includes pre-approved assistance with tax compliance and assistance in connection with tax audits.

(3)	Includes use of accounting research tool.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. Pursuant to the Audit Committee audit and non-audit service pre-approval policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

●	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

●	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;

●	Met regularly in executive sessions;

●	Reviewed and discussed with management the audited financial statements included in our Annual Report;

●	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024, as filed with the SEC.

This report is submitted by the Audit Committee.

Anne Gates, Chair

Karen M. Hoguet

Ronald L. Sargent

Ashok Vemuri

Items 4 – 7

SHAREHOLDER PROPOSALS

Included in this proxy statement are four separate shareholder proposals that have been submitted under SEC rules by shareholders who notified the company of their intention to present the proposals for voting at the 2024 Annual Shareholders’ Meeting. Some shareholder proposals and supporting statements may contain assertions about Kroger that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements and citations contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. The information on, or accessible through, Kroger’s websites or report links included in this proxy statement, including the statements that follow, is not part of, or incorporated by reference into, this proxy statement.

AGAINST	The Board recommends a vote AGAINST each of the following shareholder proposals, in each case if properly presented at the meeting, for the reasons stated in Kroger’s statements in opposition following each shareholder proposal.

Item No. 4 – Shareholder Proposal – Report on Public Health Costs from Sale of Tobacco Products

We have been advised that The Sisters of St. Francis of Philadelphia or an appointed representative, along with eight co-filers, will present the following proposal for consideration during the 2024 Annual Shareholders’ Meeting.

“RESOLVED, shareholders ask that the board commission and disclose a report on the external public health costs created by the sale of tobacco products by our company (the "Company") and the manner in which such costs affect the vast majority of its shareholders who rely on overall market returns.

The negative health and productivity impacts from consumption of tobacco products impose $1.2 trillion in social damage; tobacco's unpriced social burden amounts to almost 3 percent of global GDP annually.1 Yet , in spite of the Company dedicating an entire division , Kroger Health, to addressing its customers' healthcare needs2, as well as the overwhelming evidence that tobacco - a known carcinogen that impairs respiratory function - significantly prejudices the health outcomes of smokers, the Company continues to sell tobacco products in its stores. In 2019 the company discontinued the sale of e-cigarettes in response to news reports of vaping-related illnesses and deaths. The science on cigarettes and other combustible tobacco products is settled. They cause illness and death.

These public health costs, year after year, are devastating to economic growth and further compound the financial devastation wrought by the COVID-19 pandemic. Yet Kroger does not disclose any methodology to address the public health costs of its tobacco sales. Thus, shareholders have no guidance as to costs the Company is externalizing and consequent economic harm. This information is essential to shareholders, the majority of whom are beneficial owners with broadly diversified interests.

But Kroger undermines its commitments to promoting good health and ultimately the interests of its diversified shareholders by not disclosing the social and environmental costs and risks imposed on stakeholders, even when these costs and risks threaten society, the economy and the performance of other companies. All stakeholders are unalterably harmed when companies impose costs on the economy that lower GDP, which reduces equity value.3 While the Company may profit by ignoring costs it externalizes, diversified shareholders will ultimately pay these costs, and they have a right to ask what they are.

The Company's disclosures do not address this issue, because they do not address the public health costs that Kroger's tobacco sales impose on shareholders as diversified investors who must fund retirement, education, public goods and other critical social needs. This is a separate social issue of great importance. A report would help shareholders determine whether these externalized costs and the economic harm they may create ultimately serve their interests.”

1 https://www.cdc.gov/tobacco/data_statistics/fact_sheets/economics/econ_facts/index.htm

2 Kroger Health – Business & Community Health Solutions

3 https://www.unempfi.org/fileadmin/documents/universal_ownership_full.pdf

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger takes the responsibility of selling tobacco products very seriously and has established policies and processes to limit the sale of these items only to customers who are legally permitted to purchase them. We offer customers a wide range of choices across all product categories to meet wide-ranging tastes and preferences, including food and discretionary items.

The Company supports our customers’ freedom of choice and offers a variety of ways to improve health, including tobacco cessation.

The Kroger family of companies is committed to ethical and responsible behavior in all parts of our business. Our behavior is rooted in Our Purpose – to Feed the Human Spirit™ – and our promise to our customers. This includes upholding Our Values, which have been the foundation of Kroger’s culture for decades. The Audit Committee and Public Responsibilities Committee of the Board of Directors oversee progress in regulatory compliance and pharmacy safety measures.

We recognize our responsibility as a business to support our communities and help families by making it easier for them to live healthier lives. We also believe in our customers’ freedom of choice, and adult customers can choose to purchase tobacco products understanding fully the potential health impacts.

The Company designs its approach and policies to comply with regulations governing the sale of tobacco products.

Tobacco sales, like the sales of many products, are governed by regulations, which we strictly follow. The Company’s Tobacco Sales Policy is designed to comply with these regulations and affirm our commitment to the health and welfare of our nation’s youth by reducing adolescent access to tobacco. The policy outlines internal business procedures and best practices to maintain compliance at retail stores.

The Company continually reviews its product assortment, including tobacco and tobacco cessation products. Notably, recent studies show the percentage of U.S. adults who smoke cigarettes remains near record lows.1 Sales for both tobacco products and tobacco cessation products at Kroger have similarly decreased in recent years.

The Company encourages health and healthier choices through our core grocery business, Kroger Health strategy, and community engagement.

We aim to serve and improve health for millions of people across the country through our business operations, ESG strategy, and Kroger Health’s convenient and accessible services. We encourage healthy food and lifestyle choices to support our customers and communities, offering tools, resources and services that advance population health. We inform our customers and associates about the importance of healthy choices, and we equip Kroger Health's retail pharmacy and health clinic teams and telehealth counselors to support people making healthier choices, including quitting tobacco.

Specifically related to the use of tobacco products, we:

●	Offer smoking cessation coaching programs that are available to all, including coaching through telehealth services;
●	Offer affordable prescription and over-the-counter smoking cessation products that are available to all; and
●	Encourage associates not to use tobacco through Company health plan incentives, coverage for smoking cessation products, and employee assistance programs for smoking cessation.

Kroger continues to make a wide range of fresh, nutritious foods as well as health and wellness services more affordable and convenient for millions of customers and for local communities across the U.S. As a trusted local partner, we also provide essential support for our communities by offering a wide range of vaccinations that prevent disease and improve population health.

1 https://news.gallup.com/poll/509720/cigarette-smoking-rate-steady-near-historical-low.aspx

Additional public reporting on tobacco use is not in the best interests of our shareholders.

Assessing the external public health costs related to the Company’s sale of a single category of products is not reasonable or practicable given the resources and expertise required to consider all externalities and related topics outside of our control. In light of the above, we do not believe an additional report would add meaningfully to the extensive body of research currently available on this subject and therefore do not believe such an additional report is necessary.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 5 – Listing of Charitable Contributions of $10,000 or more

We have been advised that The Louis B & Diana R Eichhold Trust or an appointed representative will present the following proposal for consideration during the 2024 Annual Shareholders’ Meeting.

“Whereas the Company's charitable contributions, properly managed, are likely to enhance the reputation of the Company;

Whereas increased disclosure regarding appropriate charitable contributions can create good will for our Company; Whereas making the benefits of our Company's philanthropic programs better known is likely to promote the company's interests;

Whereas feedback from employees, shareholders, and customers could help guide the Company's future charitable giving process.

Resolved: The Proponent requests that the Board of Directors consider listing on the Company website any recipient of $10,000 or more of direct contributions, excluding employee matching gifts.

Supporting Statement

Absent a system of accountability and transparency, some charitable contributions may be made unwisely, potentially harming the Company's reputation and shareholder value. Corporate philanthropic gifts should be given as much exposure as possible, lest their intended impact on goodwill is diminished. For example, if we gave to the American Cancer Society, thousands our stakeholders might potentially approve of our interest in challenging this disease. Likewise, our support of Planned Parenthood could win the praise of millions of Americans who have had an abortion at one of their facilities. Educational organizations like the Southern Poverty Law Center have seen an increase in funding since they included several conservative Christian organizations on their list of hate groups. Our stake holders and customers might be similarly enthused if we supported them. Be it the Girl Scouts, American Heart Association, Boys and Girls Club of America, Red Cross, or countless possible recipients, our support should be publicly noted. Those who might disagree with our decisions can play a valuable role also. Some charities may be controversial.

Charitable contributions come from the fruit of our employee's labor and belong to our shareholders. Both groups represent a wide diversity of opinions. More importantly, we market ourselves to the general public and should avoid offending segments of this most critical group. It would be unfortunate if a charitable contribution resulted in lower employee morale and shareholder interest, much less a loss of potential revenue.

Fuller disclosure would provide enhanced feedback opportunities from which our Company could make more beneficial choices.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger has a long history of giving back meaningfully in the communities we serve. Charitable giving is central to Our Purpose – to Feed the Human Spirit – and strategically aligned to our mission – Kroger’s Zero Hunger | Zero Waste impact plan. This plan enables Kroger to pursue our goal to help create communities free of hunger and waste across the country. Additionally, we provide annual public disclosures related to charitable giving areas of focus and grant-making.

Every year, we direct charitable contributions at the national, regional, and local levels to advance positive impacts for people and our planet. This giving includes funds, in-kind product donations, and retail store donations of surplus fresh food that our associates recover for local food bank partners through our leading Zero Hunger | Zero Waste Food Rescue program. For example, in 2023, 100% of our retail stores participated in the Food Rescue program, donating more than 114 million pounds of fresh food to our communities.

Through corporate giving and the work of our two nonprofit foundations – The Kroger Co. Foundation and The Kroger Co. Zero Hunger | Zero Waste Foundation – we direct more than $300 million annually to partners and causes that align with our mission. Of this, more than 75% supports hunger relief programs to feed individuals and families where we live and work. These totals include support from our associates and customers through in-store fundraising programs at checkout that benefit the Zero Hunger | Zero Waste Foundation. The largest share of corporate funds, in-kind product donations, and customer donations is directed to the Feeding America-affiliated network of local food banks, pantries, and agencies in our communities.

Other national organizations receiving significant charitable funds from Kroger include No Kid Hungry, American Red Cross, United Service Organizations (USO), American Heart Association, and World Wildlife Fund. Notably, Kroger is the largest cumulative corporate donor to the USO in the organization’s history, showing our long- standing support for the nation’s active-duty military service men and women and their families. At the regional and local levels, we support other nonprofit organizations and causes that matter most to our associates and customers.

The Company provides substantial public reporting on nonprofit foundation grant-making.

Kroger provides detailed annual disclosures on the work of our two foundations. As registered charitable organizations with 501(c)(3) status, a list of each foundation’s annual grants is publicly available through Form 990- PF filings.

The Kroger Co. Foundation, the Company’s private foundation established in 1987, focuses grant-making on causes that support hunger relief; sustainability; disaster relief; diversity and inclusion; and education and youth development. The Foundation’s 2023 Report includes grantee highlights and a view of funding levels across the country. This report is available here: https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co- Foundation-2022-Report.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

In 2022, the Kroger Foundation directed $8 million in grants, of which 60% aligned with hunger relief and sustainability causes. Specific grants and grant recipients are highlighted in the foundation annual report.

The Kroger Co. Zero Hunger | Zero Waste Foundation, a nonprofit public charity established in 2018, is designed to advance collective action and innovation to build a better food system for the future. More about the Zero Hunger | Zero Waste Foundation is available here: https://thekrogercozerohungerzerowastefoundation.com/. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

More details about the Foundation’s general grant-making and signature program, the Zero Hunger | Zero Waste Innovation Fund, are disclosed in its 2023 annual report: https://www.thekrogerco.com/wp- content/uploads/2023/09/The-Kroger-Co-Zero-Hunger-Zero-Waste-Foundation-Report_2023.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

In 2022, the Zero Hunger | Zero Waste Foundation directed $11.3 million in grants; of these, 96% aligned to hunger relief and sustainability causes. Grants included $8.4 million in funds to improve food access and food security and $2.3 million to advance more sustainable food systems. Grant highlights are included in the Zero Hunger | Zero Waste Foundation report.

We follow established guidelines for charitable giving.

Kroger follows best practices and specific guidelines when reviewing grant requests. Our Donation Guidelines provide direction on the types of organizations that Kroger supports and, importantly, make clear the types of organizations to which donations will not be granted. We accept and consider donation requests from 501(c)(3) registered nonprofit organizations through an online grant management platform. We use the Guidestar Charity Check to confirm they meet all Internal Revenue Service requirements to receive grants and donations. The Company’s Donation Guidelines are publicly available here: https://thekrogerco.versaic.com/login?Select-A- Store=Enabled&ReturnTo=/default.aspx. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

We do not make charitable donations to individuals, political campaigns, sectarian or religious organizations for projects that serve only its own members or supporters, or organizations that discriminate based on race, color, sex, pregnancy, disability, age, national origin, religion, sexual orientation, gender identity, genetic information, or any other characteristic protected by applicable law.

The Company has adequate public disclosures related to charitable giving areas of focus and annual grant- making.

We believe the extensive information and other disclosures already provided in Kroger’s annual ESG report, The Kroger Co. Foundation annual report, The Kroger Co. Zero Hunger | Zero Waste Foundation annual report, public filings, and our website provide ample disclosures related to charitable giving. Additional reporting on charitable giving at this time is an unnecessary and inefficient use of shareholder resources.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 6 – Shareholder Proposal – Living Wage Policy

We have been advised that Shareholder Commons, on behalf of LGIM America, or an appointed representative, along with four co-filers, will present the following proposal for consideration during the 2024 Annual Shareholders’ Meeting.

“ITEM 6: Set compensation policy that optimizes portfolio value for Company shareholders BE IT RESOLVED, shareholders ask that the board and management exercise their discretion to establish Company wage policies that are consistent with fiduciary duties and reasonably designed to provide workers with the minimum earnings necessary to meet a family’s basic needs, because Company compensation practices that fail to provide a living wage are harmful to the economy and therefore to the returns of diversified shareholders.1

Supporting Statement:

Kroger increased associates’ average hourly wage to $18/hour in 2023, suggesting its lowest paid workers earn still less. The living wage in 2022 was $25.02 per hour per worker annually for a family of four (two working adults)2. Kroger’s CEO, meanwhile, makes 671 times more than the Company’s median employee. While Kroger’s workforce is 49.6 percent female and 40.6 percent people of color, these groups compose only 31.7 percent and 26.3 percent of store leaders3, indicating they make up a disproportionate number of employees not earning a living wage.

1 https://theshareholdercommons.com/case-studies/labor-and-inequality-case-study/

2 https://livingwage.mit.edu/articles/103-new-data-posted-2023-living-wage-calculaor

3 https://thekrogerco.com/wp-content/uploads/2023/09/Kroger-Co-2023-ESG-Report_Final.pdf

In response to a recent survey, 75 percent of Kroger workers said they were food insecure, 14 percent said they were homeless, and 63 percent said they earned too little to cover basic expenses.4

Such inequality and disparity harm the entire economy. For example, closing the living wage gap worldwide could generate an additional $4.56 trillion every year through increased productivity and spending,5 translating to a more than 4 percent increase in annual GDP. A 2020 report found that had four key racial gaps for Black Americans— wages, education, housing, and investment—been closed in 2000, $16 trillion could have been added to the U.S. economy. Closing those gaps in 2020 could have added $5 trillion to the U.S. economy over the ensuing five years.6 By underpaying so many of its employees, Kroger may believe it will increase margins and thus financial performance. But gain in Company profit that comes at the expense of society and the economy is a bad trade for Company shareholders who are diversified and rely on broad economic growth to achieve their financial objectives. The costs and risks created by low wages and inequality will directly reduce long- term diversified portfolio returns because a drag on GDP directly reduces returns on diversified portfolios.7

This proposal asks the Board to set a Company compensation policy of paying a living wage to prevent contributing to inequality and racial/gender disparity. Kroger could achieve this Proposal’s objective by securing Living Wage for US Employer certification.8 Additionally, MIT has an online living wage calculator, or Kroger can work within frameworks promulgated by organizations such as IDH Sustainable Trade Initiative or The Living Wage Network. Kroger should use such frameworks in a manner that allows shareholders to gauge compliance and progress, while providing the Company with discretion as to how to achieve the living-wage goal.

Please vote for: Set compensation policy that optimizes portfolio value for Company shareholders – Proposal 6”

The Board of Directors Recommends a Vote Against the Proposal for the Following Reasons:

Kroger is proud to be an employer with a culture of opportunity and advancement that has created an environment where people from any walk of life can come for a job and discover for a career. Kroger has provided an incredible number of people with first jobs, second chances, and lifelong careers and we take seriously our role as a leading employer in the United States.

Proponents acknowledge Kroger’s progress in raising associate wages.

Kroger’s national average hourly rate is nearly $19 per hour and its average hourly rate inclusive of benefits like health care and retirement is nearly $25 per hour.

In fact, Kroger has raised wages more than 33% the last five years, far outpacing inflation. The Company has invested a total of $2.4 billion in incremental investments since 2018, which has increased our national average hourly rate of pay from $13.66 to nearly $19, or nearly $25 per hour with comprehensive benefits.

In addition to Kroger’s historic investments in wages and benefits, the Company is committed to growing tomorrow’s leaders through programs including free financial coaching and our education benefit, which offers associates up to $21,000 in tuition reimbursements, available to both full and part time associates.

Kroger will continue investing in wages in 2024.

Kroger will continue making significant incremental investments in associates in 2024. These investments are included in Kroger’s forward-looking financial model. These continued investments will further raise average hourly rates, continue improving healthcare options, establish new training and development opportunities, and more.

The majority of Kroger’s workforce is covered under collective bargaining agreements, which facilitate pay equity for frontline associates. Wages, healthcare and pensions are included in approximately 350 collective bargaining agreements that cover approximately 64% of our associates. The negotiated pay structures within those agreements

4 https://www.mytimes.com/2022/02/12/business/kroger-grocery-stores-workers-pay.html

5 https//tacklinginequality.org/files/introduction.pdf

6 https://ir.citi.com/%2FPRxPvgNWu319AU1ajGf%2BsKbjJjBJSaTOSdw2DF4xynPwFB8a2jV1FaA3ldy7vY59bOtN2lxVQM=

7 https://www.epi.org/publication/secular-stagnation/

8 https://livingwageforus.org/becoming-certified/

facilitate standard and consistent pay progression based on tenure and experience. Pay parity is promoted within the model because of the structured wage grids and inherent progression framework. Non-union hourly roles follow similar wage progressions.

Kroger’s pay policies confirm there are no meaningful differences in pay for associates by race or gender.

Earlier this year, Kroger published a new Statement on Pay Equity to reflect findings from our annual pay analysis to monitor the company’s performance and identify unintended discrepancies in compensation practices. In 2023 we enhanced the methodology for pay analyses to align with evolving industry standards. Our review of associates’ total compensation for calendar year 2023, including base pay, cash bonuses and equity, adjusting for factors such as position, tenure, performance, geographic location and collective bargaining unit, confirms there are no meaningful differences in pay on an adjusted basis for associates who self-identify as male, female or a person of color.

Kroger’s aim is to strike a balance between significantly increasing wages for our associates over time while also keeping food affordable for our customers.

The Board’s fiduciary duty includes the obligation to maintain a financially sustainable and growing business over time, which allows Kroger to create additional social and economic benefits, most notably the creation of more jobs and growth opportunities, for more people in our communities.

Adopting a nascent, under-developed and overly-prescriptive approach to well-established pay policies, especially one that fails to account for free-market dynamics, is unnecessary and potential harmful to the interests of Kroger’s associates, customers, communities, and shareholders – all of whom benefit from the Company’s thoughtful approach to wage policy and sustainable growth.

Considering the Company’ current transparency and disclosures on this topic, and its established framework that takes into account geographical and market-based pay differences, ensures equal pay for equal work, and the fact that the majority of our workforce is covered under collective bargaining agreements, we recommend a vote AGAINST this motion.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 7 – Just Transition Report

We have been advised that Domini Impact Equity Fund or an appointed representative will present the following proposal for consideration during the 2024 Annual Shareholders’ Meeting.

“Whereas:

A “just transition” is increasingly recognized as an important component of climate action to address the needs, priorities, and realities of society while mitigating climate change and fostering resilience. The International Labor Organization (ILO) published just transition guidelines for governments and businesses with guidance on anticipating, preparing, and adapting to the employment impacts of climate change,1 premised on respect for rights at work and fundamental labor protections, including against forced labor. The World Benchmarking Alliance (WBA) developed a methodology to assess companies on their contribution to a just transition.2

Kroger acknowledges in its 10K and CDP report that climate change presents physical and transition risks that may impact the company’s ability to operate its own facilities and supply chain. The food and agriculture industry contributes one third of global greenhouse gas emissions, and the agricultural supply chain is vulnerable to changing patterns of drought, extreme heat, and precipitation, as well as climate migration. In 2030, the sector may account for 60 percent of global work hours lost to heat stress. Farmworkers face heightened climate related risks, including heat related illness and death,3 exhaustion and heat stress,4 mental health stressors, increased pesticide exposure,5 as well as other severe human rights violations including forced labor.6

1 https://www.ilo.org/wcmsp5/groups/public/@ed_emp/@emp_ent/documents/publication/wcms_432859.pdf;
https://www.ilo.org/wcmsp5/groups/public/---dgreports/---dcomm/--- publ/documents/publication/wcms_711919.pdf

2 https://assets.worldbenchmarkingalliance.org/app/uploads/2021/07/Just-Transition-Methodology.pdf

3 https://insideclimatenews.org/news/31122023/california-farmworkers-dying-in-the-heat/

4 https://www.bloomberg.com/news/articles/2021-08-12/farmworkers-overheat-on-frontlines-of-climate-change

5 https://www.farmworkerjustice.org/wp-content/uploads/2022/05/EJ-Symposium-Issue-Brief-Climate- Change_FINAL.pdf

6 https://polarisproject.org/wp- content/uploads/2021/06/Polaris_Labor_Exploitation_and_Trafficking_of_Agricultural_Workers_During_the_Pand emic.pdf

Yet, Kroger’s disclosures overlook the climate-related risks to workers, such as impacts of heat stress on job quality and productivity for workers that harvest and deliver the commodities and products to Kroger’s stores. Failure to identify, evaluate, and adapt to these risks can lead to business disruptions, lack of supply chain resilience, and legal and reputational risk. In 2023 a Kroger distribution center employee died on the job due to heat-related causes.7 Despite Kroger’s existing responsible sourcing policies, it has been connected in 2023 and 2024 to major forced labor cases in the United States involving its suppliers, which resulted in convictions or are currently being prosecuted.8

Worker-driven social responsibility models, including the Fair Food Program (FFP) 9 have been responsive to identifying the risks of climate change and developing appropriate and enforceable protections from these risks and others facing farmworkers, without fear of retaliation.10

Resolved: Shareholders request that the Board of Directors publish a just transition report, at reasonable cost omitting proprietary information, disclosing how Kroger is assessing and addressing the impacts of climate change and ensuring fundamental labor protections for workers in its agricultural supply chain, consistent with the ILO’s just transition guidelines.

Supporting Statement: Shareholders recommend the report include, at Board discretion:

●	A set of measurable, time-bound indicators, such as those recommended by the WBA,
●	An evaluation of the risks facing its agricultural supply chain workers, and how, if at all Kroger is addressing them, detailing how its efforts compare to other effective mechanisms such as the FFP, and
●	Disclosure on the stakeholder engagement process used in developing its just transition report.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger has a long-standing commitment to corporate responsibility in our own operations and global supply chain to provide affordable food and other essential items for communities across the U.S. We put our associates, customers and communities first in everything we do and lead with our Values. We welcome and include the perspectives of our associates and other workers in our supply chain in the context of goal-setting, program development and implementation, and progress reporting.

The Company already provides robust annual reporting on sustainability and social impact topics and engages stakeholders to inform content.

People are at the heart of Kroger’s purpose-driven approach and shared-value ESG Strategy: Thriving Together. As outlined in our ESG report, we aim to advance positive impacts across three strategic pillars – People, Planet, and Systems. The centerpiece of our strategy is Kroger’s Zero Hunger | Zero Waste impact plan. It reflects our people- first approach to complex food systems issues, including food access and food security, health and nutrition, waste and circularity, responsible sourcing, climate resilience, and climate-related impacts from agricultural production, including food loss and waste.

Kroger’s detailed annual ESG report and other public disclosures describe our strategy and management approach: https://www.thekrogerco.com/wp-content/uploads/2023/09/Kroger-Co-2023-ESG-Report_Final.pdf. Additional topic-specific resources are available here: https://www.thekrogerco.com/esgreport/. The information on, or accessible through, these websites are not part of, or incorporated by reference into this proxy statement.

Just Transition approaches are nascent and not an established reporting practice.

7 https://www.theguardian.com/us-news/2023/aug/28/kroger-worker-dies-heat-temperature

8 https://www.dol.gov/newsroom/releases/whd/whd20230202-2; https://www.levernews.com/how-krogersmerger- push-leads-back-to-alleged-human-trafficker/

9 https://www.cbp.gov/sites/default/files/assets/documents/2021- Aug/CBP%202021%20VTW%20FAQs%20%28Forced%20Labor%29.pdf; https://blog.dol.gov/2022/01/13/exposingthe- brutality-of-human-trafficking; https://www.ams.usda.gov/services/grants/flsp/faq

10 https://ciw-online.org/blog/2023/11/how-the-fair-food-programs-heat-protections-are-saving-lives-and-leadingthe- way-toward-a-worker-driven-solution/; https://www.thepacker.com/news/social-responsibility/farmingunder-big-red-sun-worker-advocates-push-heat-stress-protections

Feedback from our shareholders and subject matter experts about Kroger’s ESG strategy and public reporting is overwhelmingly positive. Report contents are shaped by established materiality best practices; in 2023, we completed an assessment based on the leading principles of double materiality. As a result, our latest report includes a number of worker-focused topics, including human capital management; diversity and inclusion; labor relations and freedom of association; and responsible sourcing and supply chain.

The World Benchmarking Alliance Just Transition Methodology was introduced in 2021, and few examples of such reports have been published to date. It is one of many benchmarks and topic-specific reporting frameworks that have multiplied in recent years above and beyond established standards. In recent years, Kroger expanded our climate- related reporting to begin aligning with the Task Force on Climate-related Financial Disclosures (TCFD), which is most commonly cited among stakeholders during engagement.

We will continue to assess our disclosures as best practices and standards evolve, particularly for complex, interconnected systems issues affecting people and our planet.

We are focused on reviewing our current climate-related goals and roadmap against science-aligned frameworks and future regulatory reporting requirements.

Kroger’s current climate goal is to reduce absolute Scope 1 and 2 greenhouse gas (GHG) emissions by 30% by 2030 against a 2018 baseline. We are making solid progress toward this goal, achieving a cumulative reduction of 15.2% in 2022. We are reviewing this goal against the requirements of the Science Based Targets initiative to determine the feasibility of increasing the level of ambition and setting a new Scope 3 emissions reduction goal. We will provide an update on this work in our next ESG report.

We engage a wide range of people and perspectives in our climate strategy and roadmap development. We also assess climate risk to support business and community resilience amid changing temperatures and weather patterns and potential business disruptions.

Kroger’s approach to responsible sourcing includes programs to engage and respect the rights of farmworkers in agricultural supply chains.

Our sourcing and sustainability workstreams already contemplate potential impacts to workers. We set and uphold clear expectations for respecting human rights for workers in our own operations and global supply chain. The Company’s Human Rights Policy outlines expectations for all suppliers to agree to and comply with our Vendor Code of Conduct, including suppliers hiring farmworkers in agricultural supply chains. Recent agricultural worker-focused achievements include:

•	Developing a human rights due diligence framework to operationalize and embed accountability for supplier oversight within the company’s business functions.

•	Conducting human rights impact assessments (HRIA) in our supply chain and publishing comprehensive reports. For example, we engaged a third party to conduct a HRIA focused on the production of mixed greens in California and included detailed interviews with farmworkers and rightsholders. Based on the workers’ feedback, we are in the process of developing heat exposure guidelines for farmworkers that address the potential impact of climate-related temperature changes and severe weather events. The full report on this HRIA is available here: https://www.thekrogerco.com/wp- content/uploads/2023/06/Kroger_Mixed-Greens-HRIA-Report-June-FINAL-2023.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

•	Co-leading the development and rollout of the International Fresh Produce Association’s Ethical Charter and Ethical Charter Implementation Program (ECIP) to strengthen management systems and responsible labor practices among domestic produce and floral suppliers and their growers. In 2023, Kroger began onboarding suppliers to the ECIP, with program oversight from The Sustainability Consortium and the Equitable Food Initiative, which offers capacity-building resources to enable continuous improvement.

•	Introducing a goal to promote more sustainable agricultural practices in our fresh produce supply chain by requiring growers to use Integrated Pest Management practices, reducing both pesticide exposure for farmworkers and nature-based impacts from food production. Kroger’s goal to Protect Pollinators and Biodiversity is available here: https://www.thekrogerco.com/wp-content/uploads/2024/01/Kroger-Goal-to- Protect-Pollinators-and-Biodiversity_Jan-2024_Final.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into this proxy statement.

•	Continuing Kroger’s long-standing work with Fair Trade USA to source Fair Trade Certified™ ingredients for Our Brands products. In 2022, Kroger procured more than 20.4 million pounds of Fair Trade Certified ingredients for Our Brands products like coffee, tea, baking ingredients, fruit-based snacks, coconut water and milk, oils, and personal care – a 21% increase from the prior year. This resulted in $2.1 million in Community Development Funds to benefit growers and their communities around the world.

Because of Kroger’s robust disclosure practices, adoption of peer-validated disclosure frameworks, and well- established responsible supply chain programs, additional reporting against a nascent and still-evolving approach is both an unnecessary and inefficient use of shareholder resources.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations — 2025 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2025 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 15, 2025. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2025 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later than 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2025 Annual Meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 31, 2025 and comply with the requirements of the Regulations.

Furthermore, in addition to the requirements of SEC Rule 14a-8 or our Regulations, as applicable, as described above, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 28, 2025, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders may also submit director nominees for inclusion in our proxy statement for the 2024 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2024 and no later than January 15, 2025.

Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

Questions and Answers about the Annual Meeting

Why are you holding a virtual meeting?

We believe a virtual meeting is the most effective approach for enabling the highest possible attendance. Based on our experience with virtual meetings during the COVID-19 pandemic, we believe this facilitates shareholder attendance and participation, and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. It also reduces our costs and in a small way the carbon footprint of our activities. Therefore, our 2024 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with Management and the Board as an in- person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Who can vote?

You can vote if, as of the close of business on April 30, 2024, the record date, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $18,500, plus reasonable expenses for the solicitation.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Anne Gates, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2024 Annual Meeting.

What is the difference between a “shareholder of record” and a “beneficial shareholder” of shares held in street name?

You are the “shareholder of record” for any Kroger common shares that you own directly in your name in an account with Kroger’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial shareholder” of shares held in street name if your Kroger common shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote your Kroger common shares.

How do I vote my shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your instructions. In most cases, you may vote by telephone or over the internet as instructed.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1. By the internet, you can vote by the Internet by visiting www.proxyvote.com.
2. By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.

3.    By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.

4. By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5. By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2024.

How can I participate and ask questions at the Annual Meeting?

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their Internet connectivity. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

What documentation must I provide to be admitted to the virtual Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KR2024 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at

www.virtualshareholdermeeting.com/KR2024 until the 2025 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

What documentation must I provide to vote online at the Annual Meeting?

If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KR2024, simply type your question in the “ask a question” box and click “submit”. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and- answer session at the 2024 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2024 Annual Meeting of Shareholders.

How many shares are outstanding?

As of the close of business on April 30, 2024, the record date, our outstanding voting securities consisted of 727,594,870 common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, and 4 – 7, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is usually considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements and voting recommendation for each of the proposals?

Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker non-vote
No. 1 Election of Directors	FOR Each Director Nominee recommended by your Board	More votes “FOR” than “AGAINST” since it is an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting(1)	No Effect	No Effect

No. 3 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting[1]	No Effect	No Effect
Nos. 4 – 7 Shareholder Proposals	AGAINST Each Proposal	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect

1Although this is an advisory vote, the Board will take into consideration the outcome of the vote based on this standard.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

Available Information

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended February 3, 2024 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V16737-P90683 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain For Against Abstain For Against Abstain ! ! ! THE KROGER CO. THE KROGER CO. 1014 VINE STREET CINCINNATI, OH 45202 NOTE: Holders of common shares of record at the close of business on April 24, 2023 will be entitled to vote at the meeting. 4. Ratification of PricewaterhouseCoopers LLP, as auditors. 5. Report on Public Health Costs from Sale of Tobacco Products. 6. Listing of Charitable Contributions of $10,000 or More. 7. Report on Recyclability of Packaging. 8. Report on Racial and Gender Pay Gaps. 9. Report on EEO Policy Risks. 2. Approval, on an advisory basis, of Kroger's executive compensation. 3. Advisory Vote on Frequency of Future Votes on Executive Compensation. The Board of Directors recommends that you vote FOR proposals 2 and 4 and 1 YEAR for proposal 3. The Board of Directors recommends that you vote AGAINST proposals 5-9. 1a. Nora A. Aufreiter 1b. Kevin M. Brown 1g. Clyde R. Moore 1f. W. Rodney McMullen 1d. Anne Gates 1c. Elaine L. Chao 1e. Karen M. Hoguet 1h. Ronald L. Sargent 1i. J. Amanda Sourry Knox 1j. Mark S. Sutton 1k. Ashok Vemuri 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 21, 2023 for shares held directly and by 11:59 P.M. Eastern Time on June 20, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/KR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 21, 2023 for shares held directly and by 11:59 P.M. Eastern Time on June 20, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V16738-P90683 THE KROGER CO. 2023 Annual Meeting of Shareholders June 22, 2023 11:00 AM, Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints each of ANNE GATES, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment. The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, FOR Proposal 4, and AGAINST Proposals 5-9. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card. YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE VIRTUAL MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR SIGN AND RETURN THIS CARD. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THIS PROXY CARD AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. The Annual Meeting is being held on a virtual - only basis and can be accessed online at www.virtualshareholdermeeting.com/KR2023. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.